National Property REIT Corp.

Combined Consolidated Financial Statements
For the years ended December 31, 2018 and 2017
(With Independent Auditor's Report Thereon)

National Property REIT Corp.
Combined Consolidated Financial Statements
Table of Contents

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Independent Auditor's Report

Board of Directors
National Property REIT Corp.
New York, NY

We have audited the accompanying combined consolidated financial statements of National Property REIT Corp. and its subsidiaries, which comprise the combined consolidated balance sheets as of December 31, 2018 and 2017, and the related combined consolidated statements of operations, changes in (deficit) equity and cash flows for the years then ended, and the related notes to the combined consolidated financial statements.

Management's Responsibility for the Combined Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these combined consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Property REIT Corp. and its subsidiaries as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

BDO USA, LLP

August 1, 2019

National Property REIT Corp.
Combined Consolidated Balance Sheets

	December 31, 2018	December 31, 2017
ASSETS		
Real estate assets		
Land	$ 230,994,077	$ 202,694,929
Building and improvements	1,685,323,802	1,410,337,215
Furniture, fixtures, and equipment	106,462,449	76,336,485
Total real estate assets held for investment	2,022,780,328	1,689,368,629
Less: accumulated depreciation	(220,837,891)	(180,740,198)
Net real estate assets held for investment	1,801,942,437	1,508,628,431
Real estate assets held for sale, net	30,252,748	97,395,082
Total real estate assets, net	1,832,195,185	1,606,023,513
Cash and cash equivalents	62,218,982	34,116,795
Restricted cash ($4,956,275 and $11,181,297 as of December 31, 2018 and 2017, respectively, related to consolidated variable interest entity ("VIE"))	52,998,143	65,036,495
Accounts receivable, net	5,378,809	5,098,527
Interest receivable ($312,317 and $1,693,096 as of December 31, 2018 and 2017, respectively, related to consolidated VIE)	2,937,853	9,818,312
Due from LendingClub Corporation ($179,529 and $1,098,778 as of December 31, 2018 and 2017, respectively, related to consolidated VIE)	2,863,462	5,848,661
Due from Prosper Funding LLC	209,786	758,878
Due from Avant, Inc.	—	2,214
Due from affiliates	73,512	36,663
Prepaid expenses and other assets	11,352,463	10,131,187
Unsecured consumer loans at fair value ($16,841,433 and $93,182,654 as of December 31, 2018 and 2017, respectively, related to consolidated VIE)	181,077,995	596,148,010
Residual interests in securitizations, at fair value	63,160,648	33,689,314
Deferred leasing costs, net	85,050	308,969
Lease intangibles, net	3,233,339	4,339,553
TOTAL ASSETS	**$ 2,217,785,227**	**$ 2,371,357,091**
LIABILITIES AND DEFICIT		
Liabilities		
Mortgages payable, net of unamortized discount and debt issuance costs	$ 1,615,427,315	$ 1,351,820,354
Mortgages payable related to real estate assets held for sale, net of unamortized discount and debt issuance costs	32,224,119	91,706,233
Revolving credit facilities, at fair value	46,972,955	264,130,359
Debt (net of debt issuance costs) related to consolidated VIE	9,798,386	87,198,587
Senior secured term loans, net of debt issuance costs	625,782,185	552,753,007
Accounts payable and accrued expenses	27,276,718	24,072,910
Security deposits	5,184,905	4,399,000
Due to affiliates	8,211,387	6,778,472
Prepaid rent and other liabilities	4,170,270	3,814,477
Total liabilities	2,375,048,240	2,386,673,399
Commitments and contingencies (Note 16)		
Deficit		
Preferred stock, $0.001 par value, Series A Cumulative Non-Voting, 12.5%; $125,000 liquidation preference, 125 shares authorized, issued and outstanding	109,950	109,950
Common stock, $0.001 par value; 100,000,000 common shares authorized, 3,110,101 and 2,663,825 issued and outstanding, respectively	3,110	2,664
Additional paid-in-capital	154,892,454	281,621,029
Accumulated deficit	(331,890,275)	(308,567,214)
Non-controlling interest	19,621,748	11,517,263
Total deficit	(157,263,013)	(15,316,308)
TOTAL LIABILITIES AND DEFICIT	**$ 2,217,785,227**	**$ 2,371,357,091**

See Notes to Combined Consolidated Financial Statements

National Property REIT Corp.
Combined Consolidated Statements of Operations

	Years Ended December 31,	
	2018	2017
Revenues		
Rental income	$ 231,970,242	$ 205,583,493
Interest income	86,412,671	164,141,373
Other income	33,116,007	28,006,701
Total revenues	351,498,920	397,731,567
Costs and expenses		
Property operating expenses	113,383,427	97,203,632
Management fees	15,765,673	16,881,394
Depreciation and amortization	84,800,841	81,202,478
General and administrative expenses	18,472,572	21,362,604
Total costs and expenses	232,422,513	216,650,108
Other (expense) income		
Interest expense	(184,050,309)	(188,963,955)
Fair value adjustments	(48,407,906)	(114,395,663)
Gain on sale of real estate assets	147,727,373	53,392,817
(Loss) gain on sale of interest in consolidated VIE	(2,261,777)	457,448
Total other (expense) income, net	(86,992,619)	(249,509,353)
Net income (loss) before income tax	32,083,788	(68,427,894)
Income tax expense	(31,936)	(198,777)
Net income (loss)	32,051,852	(68,626,671)
(Income) loss attributable to non-controlling interest	(24,080,348)	3,317,193
Dividends attributable to preferred shares	(15,625)	(15,625)
Net income (loss) attributable to common shares	$ 7,955,879	$ (65,325,103)

See Notes to Combined Consolidated Financial Statements

National Property REIT Corp.
Combined Consolidated Statements of Changes in (Deficit) Equity

	Preferred Shares	Common Shares	Additional Paid-in-Capital	Accumulated Deficit	Total Stockholders' (Deficit) Equity	Non-Controlling Interest	Total (Deficit) Equity
Balance at December 31, 2016	**$ 109,950**	**$ 1,844**	**$ 176,308,017**	**$ (243,242,111)**	**$ (66,822,300)**	**$ 26,514,854**	**$ (40,307,446)**
Issuance of common shares	—	820	147,749,553	—	147,750,373	—	147,750,373
Contribution from non-controlling interest	—	—	—	—	—	7,462,045	7,462,045
Dividends on common shares	—	—	(41,954,441)	—	(41,954,441)	—	(41,954,441)
Dividends on preferred shares	—	—	—	(15,625)	(15,625)	—	(15,625)
Distributions to non-controlling interest	—	—	—	—	—	(16,992,860)	(16,992,860)
Purchase of subsidiary shares from non-controlling interest	—	—	(482,100)	—	(482,100)	(2,149,583)	(2,631,683)
Net loss	—	—	—	(65,309,478)	(65,309,478)	(3,317,193)	(68,626,671)
Balance at December 31, 2017	**$ 109,950**	**$ 2,664**	**$ 281,621,029**	**$ (308,567,214)**	**$ (26,833,571)**	**$ 11,517,263**	**$ (15,316,308)**
Issuance of common shares	—	446	77,454,114	—	77,454,560	—	77,454,560
Contribution from non-controlling interest	—	—	—	—	—	18,581,145	18,581,145
Dividends on common shares	—	—	(204,182,689)	(31,278,940)	(235,461,629)	—	(235,461,629)
Dividends on preferred shares	—	—	—	(15,625)	(15,625)	—	(15,625)
Distributions to non-controlling interest	—	—	—	—	—	(34,557,008)	(34,557,008)
Net income	—	—	—	7,971,504	7,971,504	24,080,348	32,051,852
Balance at December 31, 2018	**$ 109,950**	**$ 3,110**	**$ 154,892,454**	**$ (331,890,275)**	**$ (176,884,761)**	**$ 19,621,748**	**$ (157,263,013)**

See Notes to Combined Consolidated Financial Statements

National Property REIT Corp.
Combined Consolidated Statements of Cash Flows

	Years Ended December 31, 2018	Years Ended December 31, 2017
Cash Flows from Operating Activities:		
Net income (loss)	$ 32,051,852	$ (68,626,671)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:		
Depreciation	74,446,077	62,490,185
Amortization of in-place leases	10,354,764	18,712,293
Amortization of above-market leases	—	74,201
Amortization of below-market leases	—	(369,494)
Amortization of deferred leasing costs	418,012	212,008
Amortization of debt issuance costs and debt discounts and premiums	3,019,896	7,555,059
Interest paid in kind	—	776,149
Gain on sale of real estate assets	(147,727,373)	(53,392,817)
Gain on involuntary conversions	—	(117,379)
Loss on early extinguishment of debt	10,017,347	5,585,188
Fair value adjustments of unsecured consumer loans	47,135,373	112,189,223
Fair value adjustments of residual interests in securitizations	1,272,533	2,206,440
Realized loss (gain) on sale of accrued interest into securitizations	2,261,777	(457,448)
Income from accretion on residual interests in securitizations	(5,005,776)	(1,945,931)
Changes in operating assets and liabilities:		
Accounts receivable, net	(280,282)	(2,167,057)
Interest receivable	4,618,682	564,877
Due to (due from) affiliates, net	1,396,066	915,332
Prepaid expenses and other assets	(1,221,276)	(6,406,707)
Accounts payable and accrued expenses	(915,143)	1,297,051
Security deposits and other liabilities	1,141,698	(26,962)
Deferred leasing costs	(230,576)	(520,977)
Net cash provided by operating activities	**32,753,651**	**78,546,563**
Cash Flows from Investing Activities:		
Acquisition of real estate assets	(452,302,972)	(359,240,133)
Additions to real estate assets	(44,375,357)	(29,180,937)
Additions to lease intangibles	(9,212,067)	(7,509,867)
Proceeds from disposition of real estate assets	285,597,463	87,101,619
Proceeds from insurance settlement	—	326,987
Purchases of unsecured consumer loans	(106,476,634)	(520,691,146)
Principal payments received on unsecured consumer loans	261,888,655	407,993,257
Proceeds from sale of unsecured consumer loans	166,701,211	122,797,118
Proceeds from recoveries and sales of charged-off loans	12,855,452	10,683,136
Purchase of residual interest in securitization	(17,052,354)	(3,480,000)
Principal payments received on securitized residual interests	24,280,221	—
Proceeds from sale of debt related to consolidated VIE	—	39,723,448
Decrease in Due from LendingClub Corporation	2,985,199	1,226,696
Decrease in Due from Prosper Funding LLC	549,092	51,589
Decrease (increase) in Due from Avant, Inc.	2,214	(506)
Net cash provided by (used in) investing activities	**125,440,123**	**(250,198,739)**
Cash Flows from Financing Activities:		
Proceeds from mortgages payable	410,876,812	326,243,000
Repayments of mortgages payable	(142,632,832)	(41,000,538)

National Property REIT Corp.
Combined Consolidated Statements of Cash Flows (Continued)

	Years Ended December 31, 2018	2017
Proceeds from revolving credit facilities	58,893,493	357,756,148
Repayments of revolving credit facilities	(276,050,897)	(311,205,158)
Principal payments under debt related to consolidated VIE	(78,326,559)	(164,050,600)
Proceeds from senior secured term loan	51,457,676	62,366,322
Repayments of senior secured term loan	(106,549,101)	(135,333,793)
Deferred financing costs	(4,318,279)	(4,955,924)
Deferred financing costs - related party	(12,810,449)	—
Payment of debt extinguishment costs	(9,021,858)	(4,965,308)
Proceeds from issuance of common stock	77,454,560	147,750,373
Capital distributions	(63,832,077)	(41,954,441)
Dividends on common shares	(31,278,940)	—
Dividends on preferred shares	(15,625)	(15,625)
Acquisition of subsidiary interest from non-controlling interest	—	(2,631,683)
Contributions from non-controlling interest	18,581,145	7,462,045
Distributions to non-controlling interests	(34,557,008)	(16,992,860)
Net cash (used in) provided by financing activities	**(142,129,939)**	**178,471,958**
Net increase in cash, cash equivalents, and restricted cash	**16,063,835**	**6,819,782**
Cash, cash equivalents, and restricted cash, beginning of year	99,153,290	92,333,508
Cash, cash equivalents, and restricted cash, end of year	**$ 115,217,125**	**$ 99,153,290**

	Years Ended December 31, 2018	2017
Supplemental Disclosures		
Cash paid during the year for:		
Interest expense	$ 181,427,100	$ 178,950,978
Income taxes	$ 33,923	$ 209,116
Non-cash investing and financing activities:		
Mortgage loan assumed by purchaser upon sale of property	$ 62,309,441	$ 41,640,462
Accrued additions to real estate assets	$ 4,585,018	$ 466,067
Residual interest acquired in securitization	$ 32,965,958	$ 30,469,823
Increase in borrowings under senior secured term loans	$ 140,350,612	$ —
Increase in borrowings under debt related to consolidated VIE	$ —	$ 39,266,000

See Notes to Combined Consolidated Financial Statements

1. Organization

References herein to the "Company", "we", "us", or "our" refer to National Property REIT Corp. ("NPRC"), formerly known as National Property Holdings Corp., unless the context specifically requires otherwise.

The Company is a Maryland corporation and is a real estate investment trust ("REIT") for U.S. federal income tax purposes. The Company was formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets and engage in any and all other activities as may be necessary, incidental or convenient to carry out the foregoing. The Company intends to acquire real estate assets, including, but not limited to, industrial, commercial, student housing, self-storage, and multi-family properties. The Company commenced operations on December 31, 2013.

NPH Property Holdings, LLC ("NPH"), a Delaware limited liability company, owns all of the outstanding common stock of the Company. NPH is a wholly owned subsidiary of Prospect Capital Corporation ("PSEC"). On December 31, 2013, PSEC contributed to the Company, through NPH, ownership interests in entities that own real estate properties. In exchange for the contribution of assets, NPH received shares of the Company's common stock. These entities were NPH McDowell, LLC ("Oxford"), APH Carroll 41, LLC ("Bexley"), and 146 Forest Parkway, LLC ("146 FP"). On October 23, 2014, United Property REIT Corp. ("UPRC"), an affiliated entity indirectly owned by PSEC, contributed to the Company, ownership interest in Michigan Storage, LLC ("Michigan"), an entity that owns a portfolio of self-storage real estate properties. UPH Property Holdings, LLC ("UPH"), a Delaware limited liability company, owned all of the outstanding common stock of UPRC. UPH was a wholly owned subsidiary of PSEC. On November 26, 2014, American Property REIT Corp. ("APRC"), an affiliated entity indirectly owned by PSEC, contributed to the Company, ownership interest in APH Carroll Resort, LLC ("The Resort"), an entity that owns a multi-family real estate property. On May 1, 2015, APRC contributed to the Company, ownership interest in 5100 Live Oaks Blvd, LLC ("Amberly"), an entity that owns a multi-family real estate property. APH Property Holdings, LLC ("APH"), a Delaware limited liability company, owned all of the outstanding common stock of APRC. APH was a wholly owned subsidiary of PSEC. These entity contribution transactions are collectively referred to as the "Common Control Transfer".

On May 23, 2016, APRC and UPRC (collectively referred to as the "Affiliated REITs") were merged ("Merger") with and into the Company, with the Company continuing as the surviving corporation. The Affiliated REITs were formed to hold for investment, operate, finance, lease, manage, and sell a portfolio of real estate assets. At the date of Merger, the Affiliated REITs held an investment portfolio of real estate assets owned directly or through joint ventures by making a majority equity investment in property-owning entities. The real estate investments acquired during the Merger are collectively known as the "Merger Investments".

In accordance with FASB ASC 805, "Business Combinations," the Merger and Common Control Transfer transactions noted above were executed between entities under common control. The assets and liabilities of each of the entities acquired through these transactions were recorded at their historical carrying amounts, and the results of operations of these entities have been recognized in the accompanying combined consolidated statements of operations for all periods presented. NPRC's combined consolidated balance sheets as of December 31, 2018 and 2017 reflect the historical carryover basis in the assets and liabilities acquired. The Company has also retrospectively adjusted its financial statements to combine the operating results of the Company and the entities acquired from the date common control began.

National Marketplace Finance, LLC (formerly known as Prospect Finance Company, LLC) ("NMF") is a subsidiary of the Company, and currently owns the online originated unsecured consumer loan portfolio and residual interests in securitizations. NMF holds the interests in ACL Loan Holdings, Inc. ("ACLLH") and American Consumer Lending Limited ("ACLL").

ACLLH was formed to hold the indirect interest in ACL Consumer Loan Trust ("ACL Trust"), which was contributed to ACLLH on June 30, 2014 by the Company, its initial sole member. ACL Trust and American Consumer Lending (Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust, referred to as the "ACL Subsidiaries"), holds unsecured consumer loans purchased from Prosper Funding LLC ("Prosper").

ACL Consumer Loan Trust III ("ACL Trust III"), a subsidiary of ACLLH, formed on June 10, 2014, and American Consumer Lending III (Near-Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust III, referred to as the "ACL III Subsidiaries"), formed on June 13, 2014, holds unsecured consumer loans purchased from LendingClub Corporation. ACL Consumer Loan Trust IV ("ACL Trust IV"), a subsidiary of ACLLH, formed on March 23, 2015, and American Consumer Lending IV (Near-Prime), LLC, a subsidiary of ACLL, (collectively with ACL Trust IV, referred to as the "ACL IV Subsidiaries"), formed on January 15, 2015, holds unsecured consumer loans originated by and purchased from LendingClub Corporation. ACL Patient Solutions Trust ("ACL PS"), a subsidiary of ACLLH, formed on October 14, 2015, and ACL Patient Solutions Holdings, LLC, a subsidiary

of ACLL, formed on October 5, 2015, holds unsecured consumer loans from NBT Bank, National Association ("NBT"). From October 20, 2015 to December 31, 2018 ACL PS acquired and held unsecured consumer loans as part of a loan purchase and sale agreement between ACL PS, NBT and Springstone Financial, LLC ("Springstone"), a wholly-owned subsidiary of LendingClub Corporation. ACL Consumer Loan Trust V ("ACL Trust V"), a subsidiary of ACLL, formed on October 16, 2015, holds unsecured consumer loans purchased from Avant II, LLC ("Avant") for the period November 17, 2015 to December 31, 2018. ACL Consumer Loan Trust VI ("ACL Trust VI"), a subsidiary of ACLLH, formed on April 27, 2016, and American Consumer Lending VI, LLC, a subsidiary of ACLL, (collectively with ACL Trust VI, referred to as the "ACL VI Subsidiaries"), formed on November 30, 2015, holds unsecured consumer loans purchased from LendingClub Corporation for the period May 1, 2016 to December 31, 2018. Murray Hill Securitization Holdings Limited ("Murray Hill"), a subsidiary of ACLL, formed on July 24, 2015, holds interest in Murray Hill Marketplace Trust 2016-LC1, a securitization of unsecured consumer loans purchased from LendingClub Corporation for the period October 13, 2016 to December 31, 2018. Murray Hill also holds residual interests in securitizations. Lending Club Corporation and Springstone are hereafter collectively referred to as "Lending Club". American Consumer Lending VII, LLC, a subsidiary of ACLL, formed on October 5, 2017, holds unsecured consumer loans purchased from Prosper and NBT during the period July 28, 2015 to December 31, 2018.

NPH Guarantor, LLC was contributed to NMF on January 13, 2015 by the Company, its initial sole member. NPH Guarantor, LLC is the indemnitor of the ACL III Subsidiaries and ACL PS revolving credit facilities outlined in Note 11. There was no activity in NPH Guarantor, LLC from inception through December 31, 2018.

2. Significant Accounting Policies

a. *Principles of Reporting and Use of Estimates*

The accompanying combined consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of any contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenues and expenses during the reported periods.

Management makes significant estimates regarding the allocation of a property's purchase price to the tangible and intangible assets and liabilities acquired, revenue recognition, and determining whether an asset is impaired. These estimates and assumptions are based on management's best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment.

As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates.

b. *Basis of Consolidation and Transfers of Financial Assets*

The accompanying combined consolidated financial statements include our accounts and those of our subsidiaries, which are wholly-owned or controlled by us. All intercompany balances and transactions have been eliminated. A non-controlling interest in a consolidated subsidiary is defined as the portion of the equity in a subsidiary not attributable, directly or indirectly, to the Company. Non-controlling interests are required to be presented as a separate component of equity in the combined consolidated balance sheet and the presentation of net income (loss) is modified to present the net income (loss) attributed to controlling and non-controlling interests.

For a variable interest entity ("VIE"), an entity is subject to consolidation if the equity investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity's activities or are not exposed to the entity's losses or entitled to its residual returns. VIEs that meet certain scope characteristics are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that has both the power to direct the activities of a VIE that most significantly impact the VIEs economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. This determination can sometimes involve complex and subjective analysis. We are required on an ongoing basis to assess whether we are the primary beneficiary of a VIE.

We may periodically enter into transactions in which we sell financial assets. Upon a transfer of financial assets, we may retain or acquire senior or subordinated interests in the related assets. In connection with such transactions, a determination must be made as to whether we, as the transferor, have surrendered control

over transferred financial assets. That determination must consider our continuing involvement in the transferred financial assets, including all arrangements or agreements made contemporaneously with, or in contemplation of, the transfer, even if they were not entered into at the time of the transfer. The financial components approach under applicable GAAP limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/ or when the transferor has continuing involvement with the transferred financial asset. It defines the term "participating interest" to establish specific conditions for reporting a transfer of a portion of a financial asset as a sale.

From time to time, we may securitize unsecured consumer loans we hold if such securitization allows us access to better financing terms. Depending upon the structure of the securitization transaction, these transactions will be accounted for as either a "sale" and the loans will be removed from the combined consolidated balance sheet or, as a "financing" with the loans and financing reported on our combined consolidated balance sheet. Significant judgment may be exercised by us in determining whether a transaction should be recorded as a "sale" or a "financing."

In determining the accounting treatment to be applied to securitization transactions, we evaluate whether the entity used to facilitate the transactions was a VIE and, if so, whether the VIE should be consolidated. Based on our evaluations, we have concluded that one of our securitizations is a VIE that should be consolidated. The Company has determined that the other securitizations that we participated in should not be consolidated since, among other things, we concluded that the transfer of the underlying assets qualifies as a sale.

c. ***Purchase Accounting and Acquisitions of Real Estate***

Prior to the Company's adoption of ASU 2017-01 in January 2018, the Company recorded the acquisition of real estate that will be used for the production of income as a business combination. All assets acquired and liabilities assumed in a business combination were measured at their acquisition date fair values. Acquisition costs were expensed as incurred. Upon adoption of ASU 2017-01, the Company records the acquisition of real estate that will be used for the production of income as an asset acquisition, with all assets acquired and liabilities assumed recorded at their acquisition date fair values. Acquisition costs are capitalized and allocated to the acquired tangible assets, consisting of land, building and improvements, furniture, fixtures and equipment. The Company assesses the acquisition date fair values of all tangible assets, and identified lease intangibles, consisting of in-place leases, tenant relationships, deferred leasing costs, and above-market and below-market leases.

Real estate assets, including land, building and improvements, and furniture, fixtures and equipment are stated at historical cost less accumulated depreciation. Costs associated with the development, construction and improvement of the Company's real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred, while major replacements and betterments, which improve or extend the useful life of the asset, are capitalized and depreciated over the estimated useful lives.

The Company records depreciation expense using the straight-line method over the useful lives of the respective assets. The estimated useful lives are as follows:

Category	Term
Building	10 to 51 years
Improvements	1 to 12 years
Furniture, fixtures, and equipment	3 to 17 years

Depreciation expense for the years ended December 31, 2018 and 2017 was $74,446,077 and $62,490,185, respectively, and is included in depreciation and amortization expense in the accompanying combined consolidated statements of operations.

The value of acquired land, buildings and improvements is estimated by formal appraisals, observed comparable sales transactions and information gathered during pre-acquisition due diligence activities. The valuation approach considers the value of the property as if it were vacant. The values of furniture, fixtures and equipment are estimated by calculating their replacement cost and reducing that value by factors based upon estimates of their remaining useful lives.

The value allocated to acquired lease intangibles is based on management's evaluation of the specific characteristics of each tenant's lease. Characteristics considered by management in allocating these values include the nature and extent of the existing business relationships with the tenant, growth prospects for developing new business with the tenant, the remaining term of the lease and the tenant's credit quality, among other factors.

The value allocable to the above-market or below-market component of an acquired in-place lease is determined based upon the present value, using a market discount rate, of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining term, and (ii) management's estimate of rents that would be paid using fair market rates over the remaining term of the lease. The amounts allocated to above or below-market leases are amortized on a straight-line basis as an increase or reduction to rental income over the remaining non-cancelable term of the respective leases. Amortization of above and below-market rents resulted in a net increase in rental income of $0 and $295,293 for the years ended December 31, 2018 and 2017, respectively.

The value of in-place leases and deferred leasing costs are amortized to expense over the remaining term of the respective leases, which range from less than a year to seventeen years. The amount allocated to acquire in-place leases is determined by calculating the estimated time to fill a hypothetically empty property to its stabilization level based on historical observed move-in rates for each property. The intangible assets are calculated by estimating the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. The amount allocated to deferred leasing costs is determined by what the Company would have paid to a third party to secure a new tenant reduced by the expired term of the respective lease. The value of tenant relationships is amortized over the remaining initial lease term and expected renewals, which is thirty seven years. The amount allocated to tenant relationships is the benefit resulting from the likelihood of a tenant renewing its lease. Acquired intangible assets generally have no residual value. Amortization expense related to these assets was $10,354,764 and $18,712,293 for years ended December 31, 2018 and 2017, respectively.

d. ***Impairment of Real Estate***

The Company reviews the carrying value of its real estate assets and intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such reviews indicate that the asset may be impaired, given that the carrying amount of an asset exceeds the sum of its expected future cash flows, on an undiscounted basis, the asset's carrying amount is written down to its fair value. Estimating future cash flows and fair values is highly subjective and such estimates could differ materially from actual results. For the years ended December 31, 2018 and 2017, the Company did not record any impairment charges related to real estate assets.

e. ***Assets Held for Sale and Discontinued Operations***

The Company classifies certain real estate assets as held for sale on the combined consolidated balance sheets once the criteria, as defined by GAAP, have been met. Real estate assets to be disposed of are reported at the lower of their carrying amount or fair value minus cost to sell and are no longer depreciated. The Company reports discontinued operations when the disposal of real estate assets represents a strategic shift that has (or will have) a major effect on an entity's operations and financial results. No disposal met the definition of discontinued operations as of December 31, 2018 and 2017.

f. ***Environmental Matters***

Under various federal, state and local environmental laws, statutes, ordinances, rules and regulations, an owner of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances at, on, in or under such property as well as certain other potential costs relating to hazardous or toxic substances. These liabilities may include government fines and penalties and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances. The Company recognizes a liability for environmental matters if it is probable a liability has been incurred and the amount of loss can be reasonably estimated. As of December 31, 2018 and 2017, the Company is not aware of any environmental matters that would have an impact on the combined consolidated financial statements.

g. ***Fair Value Measurements***

In accordance with FASB ASC 820, "*Fair Value Measurement*," fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants, in the

principal or most advantageous market considering the highest and best use of an asset or nonperformance risk related to a liability, at the measurement date. The Company uses the most observable inputs that are available to measure fair value. Observable inputs are inputs that the market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's views about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820-10 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

- Level 1 - quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities;
- Level 2 - observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and
- Level 3 - unobservable inputs that are used when little or no market data is available.

The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as considering counterparty credit risk, where applicable, in the Company's assessment of fair value.

The Company carries its mortgages payable, debt related to consolidated VIE, and senior secured term loan at cost, net of unamortized discount, debt issuance costs, and associated amortization, on the accompanying combined consolidated balance sheets. The fair values of the Company's mortgages payable are estimated using a discounted cash flow analysis based upon indications of market pricing for similar types of instruments with the same remaining maturities and other valuation techniques as appropriate. Although the Company has determined that the majority of inputs used to value its debt fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its debt utilize Level 3 inputs, such as estimates of current credit spreads. The fair value of debt related to consolidated VIE is estimated as the amount of the outstanding principal of the debt, and is considered a level 3 measurement. The fair value of senior secured term loans is calculated using an enterprise value waterfall, the key unobservable input being fair value of the underlying collateral, and is considered a level 3 measurement. Accordingly, mortgages payable, debt related to consolidated VIE, and the senior secured term loan have been classified as Level 3 fair value measurements. Management estimates the fair values of the mortgages payable, debt related to consolidated VIE, and senior secured term loan were $1,667,785,077, $9,798,386, and $638,553,250, respectively, as of December 31, 2018. Management estimates the fair values of the mortgages payable, debt related to consolidated VIE, and senior secured term loan were $1,461,708,253, $88,124,945, and $553,079,958, respectively, as of December 31, 2017. Additionally, the carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, due to/due from affiliates, security deposits, prepaid rent, and accounts payable approximate their fair values. See Note 8 for additional disclosure around the Company's fair value measurements of the unsecured consumer loan portfolio, residual interests in securitizations, and revolving credit facilities.

h. ***Fair Value of Financial Instruments***

Pursuant to Accounting Standards Codification ("ASC") 825, *Financial Instruments* ("ASC 825"), which provides entities with an option to report selected financial assets and liabilities at fair value, the Company has made an election to measure its unsecured consumer loans, residual interest in securitizations, and revolving credit facilities at fair value on the combined consolidated balance sheets. We elected to use the fair value option to align the measurement attributes of both our assets and liabilities while mitigating volatility in earnings from using different measurement attributes. Under this election, unsecured consumer loans charged off, recoveries, realized gains (losses), net increase or decrease in unrealized appreciation (depreciation) of the unsecured consumer loans, residual interest in securitizations, and revolving credit facilities are recorded as fair value adjustments on the combined consolidated statements of operations.

i. ***Revenue Recognition***

Rental revenues from residential, student housing, and self-storage tenants are recognized on a contractual basis, as lease periods for these investments are short-term in nature. The Company recognizes reimbursement for utilities and other expenses recoveries as other revenue when earned. Rental revenues from industrial and commercial tenants are recognized on a straight-line basis over the term of the lease. The industrial and commercial leases contain rental increases at specified intervals. The Company records as an asset, and includes in rental revenues, deferred rent receivable that will be received if the tenant makes all rent payments required through the expiration of the initial term of the lease. Deferred rent receivable in the accompanying combined consolidated balance sheets includes the cumulative difference between rental revenue recorded on a straight-line basis and rents received from the tenants in accordance with the respective lease terms.

Minimum future rental receipts under the noncancelable portion of commercial and industrial tenant leases, assuming no new or re-negotiated leases, for the next five years is as follows: $1,074,349 (2019), $1,074,525 (2020), $1,040,719 (2021), $1,040,857 (2022), $504,372 (2023), and $1,136,751 (Thereafter).

Interest income is recognized on an accrual basis, in accordance with the terms of the loan agreement, to the extent that such amounts are expected to be collected. Generally, our unsecured consumer loans are placed on non-accrual status when the loan is greater than 60 days contractually delinquent or charged off, which may occur if a borrower were to declare bankruptcy prior to a loan being 60 days delinquent, at which point the associated interest receivable balance is reversed against the interest income on the combined consolidated statements of operations. For residual interests in securitizations, interest income is recognized using the effective interest method. Under this method, we recognize as interest income, over the life of the securities, the excess of the cash flows expected to be collected over the securities' carrying value. We update our estimates of expected cash flows quarterly and recognize changes in the calculated effective interest rate on a prospective basis.

j. ***Cash and Cash Equivalents***

The Company considers all highly liquid instruments with original maturities of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents includes funds deposited with financial institutions and short-term, highly liquid overnight investment in money market funds. As of December 31, 2018 and 2017, $28,371 and $53,315 of the cash and cash equivalents, respectively, disclosed on the combined consolidated balance sheets represents investments in money market funds, with the remainder held in deposit accounts, substantially all of which exceeded applicable insurance limits.

k. ***Restricted Cash***

Restricted cash consists of cash escrowed under the operating agreements and mortgage agreements for debt service, real estate taxes, property insurance, and capital improvements and other restricted deposits. In addition, restricted cash includes funds deposited with Texas Capital Bank, Bank of New York Mellon, U.S. Bank National Association, and NBT in relation to the revolving credit facilities outlined in Note 10. As of December 31, 2018 and 2017, $7,270,299 and $18,917,518 of the restricted cash, respectively, disclosed on the combined consolidated balance sheets represents investments in money market funds.

l. ***Unsecured Consumer Loans***

Unsecured consumer loans consist of individual loans purchased from various originators of unsecured consumer loans ("Lending Platforms") under terms of the Company's agreement with the respective platforms, who are sellers of the unsecured consumer loans that continue to service such loans. Unsecured consumer loans made through the Lending Platforms are issued by WebBank, an FDIC-insured, Utah chartered industrial bank, except for loans issued by NBT. After funding a loan, WebBank sells the loan to the Lending Platform, without recourse, in exchange for the principal amount of the loan. Loans issued by NBT are purchased by the Company as part of a loan purchase and sale agreement between ACL PS, NBT and Springstone. All loans purchased are unsecured obligations of individual borrowers with a fixed interest rate and loan terms set between 12 to 84 months. Unsecured consumer loans are recorded on the date purchased by the Company, which is generally at least fifteen days after origination. Unsecured consumer loans are charged off in the month that the loan becomes greater than 120 days contractually delinquent or in the month that the borrower has entered bankruptcy, at which point the outstanding principal amount is written off against the principal of the unsecured consumer loans on the consolidated balance sheets which results in a fair value adjustment on the combined consolidated statements of operations. Recoveries on charged off loans and sales of charged off loans to third parties are recorded as received, net of fees.

m. ***Due from Lending Platforms***

Avant, LendingClub and Prosper are online marketplace Lending Platforms from which we purchase unsecured consumer loans. The Due from Avant, Inc. balance represents amounts owed to the Company related to reimbursements of bank fees and other miscellaneous credits. The Due from LendingClub Corporation and Due from Prosper Funding LLC amounts presented on the combined consolidated balance sheets, represent cash deposited at LendingClub and Prosper, respectively.

n. ***Allowance for Doubtful Accounts***

The Company continuously monitors collections from its tenants and recognizes an allowance for uncollectible accounts based on a specific tenant collection issues that the Company has identified. When management has determined that receivables are uncollectible, they are written off against the allowance for doubtful accounts.

o. ***Asset Management and Management Services***

Management fee expenses are recognized when incurred in accordance with the terms of each respective management agreement.

p. ***Debt Issuance Costs and Unamortized Debt Discounts***

The Company defers costs incurred in connection with obtaining financing and amortizes the costs using the straight-line method, which approximates the effective interest rate method, over the terms of the related debt as a component of interest expense. The Company also recognizes a debt discount or premium in connection with mortgages assumed at fair value in accordance with ASC 805. Debt issuance costs and unamortized debt discounts have been presented as a direct deduction to our mortgages payable, mortgages payable related to real estate assets held for sale, debt related to consolidated VIE, and senior secured term loans in the accompanying combined consolidated balance sheets.

At December 31, 2018 and 2017, the Company had net debt issuance costs and debt discounts of $24,994,907 and $10,741,102, respectively. Amortization of debt issuance costs and debt discounts of $3,019,896 and $7,555,059 are included in interest expense in the combined consolidated statements of operations for the years ended December 31, 2018 and 2017, respectively.

q. ***Non-controlling Interests***

Non-controlling interests are comprised of the Company's joint venture partners' interests in the joint ventures in real estate properties that the Company consolidates. The Company reports its joint venture partners' interests in its consolidated real estate joint ventures and other subsidiary interests held by third parties as non-controlling interests. The Company records these non-controlling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investments' net income or loss and equity contributions and distributions. These non-controlling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are generally allocated pro rata based on the respective ownership percentages until the venture reaches certain performance measures, at which time the other venture party will be entitled to preferred distributions (profit interests).

r. ***Income Taxes***

The Company elected to be taxed as a REIT for U.S. federal income tax purposes, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the Code). The Company believes it operates in such a manner as to qualify for treatment as a REIT for federal income tax purposes. Accordingly, the Company generally will not be subject to federal income tax, provided that distributions to its stockholders equal at least the amount of its taxable income. A REIT is subject to a number of organizational and operational requirements, including, among others, a requirement that it currently distributes at least 90% of its taxable income to stockholders, subject to certain adjustments. If the Company fails to qualify as a REIT in any taxable year without the benefit of certain relief provisions, it will be subject to federal and state income taxes on its taxable income at regular corporate income tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state or local taxes on its income, property or net worth and federal taxes and excise taxes on its undistributed income. In addition, taxable income from non-REIT activities managed through the Company's taxable REIT subsidiaries ("TRS") will be fully subject to federal, state and local income taxes.

The Company accounts for TRS income taxes under the liability method as required by ASC Topic 740, "Income Taxes." Under the liability method, deferred income taxes are recognized for the temporary differences between the GAAP basis and tax basis of the TRS income, assets and liabilities. For the years

ended December 31, 2018 and 2017, several of the Company's subsidiaries were considered taxable corporations for U.S. federal and state income tax purposes. The taxable U.S. corporate subsidiaries are subject to corporate level U.S. federal, state and local income tax on their net taxable income.

As of December 31, 2018, the Company's U.S. taxable subsidiaries had a U.S. federal net operating loss carryforward of $32,904,348, which may be carried forward and applied against future federal taxable income, which will begin to expire beginning with the tax year ended December 31, 2034. The Company's taxable subsidiaries also had state net operating loss carryforwards of $16,735,990, which may be carried forward and applied against future applicable state taxable income, which will begin to expire over various periods (depending on each jurisdiction), beginning with the tax year ended December 31, 2024.

s. ***Concentration of Counterparty Risk and Credit Risk***

In the normal course of its business, the Company encounters counterparty risk and credit risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, principal and interest outstanding on unsecured consumer loans, and amounts deposited with each of the Company's Lending Platforms. Counterparty risk represents the risk that we would incur if the counterparties failed to perform pursuant to the terms of their agreements with us.

t. ***Servicing, Collection and Upfront Fees***

The Company incurs a monthly servicing fee for each outstanding unsecured consumer loan, which is payable to the Lending Platforms for managing payments from borrowers and maintaining loan account portfolios. The Company incurs collection fees on amounts recovered from delinquent loans, which is payable to the Lending Platforms. The Company incurs an upfront fee on unsecured consumer loans purchased from Avant. All servicing, collection and upfront fees are expensed as incurred.

u. ***Recent Accounting Pronouncements***

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash ("ASU 2016-18") to require that a statement of cash flows explain the change during the period in restricted cash or restricted cash equivalents, in addition to changes in cash and cash equivalents. That is, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Consequently, transfers between cash and restricted cash will not be presented as a separate line item in the operating, investing or financing sections of the cash flow statement. The ASU includes examples of the revised presentation guidance, and additional presentation and disclosure requirements apply. The ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The amendments should be applied retrospectively to each period presented. Early adoption is permitted, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The adoption of the amended guidance in ASU 2016-18 did not have a significant effect on our consolidated financial statements and disclosures.

v. ***Reclassifications***

Certain reclassifications have been made to prior periods to conform with current reporting. These reclassifications had no effect on the previously reported net loss.

3. Recent Real Estate Transactions

Acquisition of Real Estate Assets Held for Investment

During 2018 and 2017, the Company acquired the following properties:

- On October 30, 2018, the Company, together with a joint venture partner, acquired Lorring Park, a multi-family property located in Forestville, Maryland for an aggregate purchase price of $58,521,100 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $47,680,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $3,678,029.
- On September 21, 2018, the Company, together with a joint venture partner, acquired Ashwood Ridge, a multi-family property located in Jonesboro, Georgia for an aggregate purchase price of $9,600,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $7,300,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $0.
- On August 30, 2018, the Company, together with a joint venture partner, acquired Crown Pointe, a multi-family property located in Danbury, Connecticut for an aggregate purchase price of $108,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $89,400,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $5,005,036.
- On August 8, 2018, the Company, together with a joint venture partner, acquired Falling Creek, a multi-family property located in Richmond, Virginia for an aggregate purchase price of $25,000,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $19,335,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $744,100.
- On July 20, 2018, the Company, together with a joint venture partner, acquired Villages of Wildwood, a multi-family property located in Fairfield, Ohio for an aggregate purchase price of $46,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $39,525,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $825,242.
- On June 1, 2018, the Company, together with a joint venture partner, acquired Olentangy Commons, a multi-family property located in Columbus, Ohio for an aggregate purchase price of $113,000,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $92,876,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $1,886,823.
- On May 9, 2018, the Company, together with a joint venture partner, acquired Laurel Pointe and Bradford Ridge, two multi-family properties located in Forest Park, Georgia for an aggregate purchase price of $45,505,000 exclusive of acquisition and closing costs. For the purchase of these properties, the joint venture obtained bank financing of $36,400,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $5,000,000.
- On January 9, 2018, the Company, together with a joint venture partner, acquired Steeplechase, a multi-family property located in Largo, Maryland for an aggregate purchase price of $44,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $36,668,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $793,764.
- On November 8, 2017, the Company, together with a joint venture partner, acquired Silver Oaks and Sutton Place, two multi-family properties located in Southfield, Michigan for an aggregate purchase price of $68,500,000 exclusive of acquisition and closing costs. For the purchase of these properties, the joint venture obtained bank financing of $58,229,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $1,285,027.
- On October 31, 2017, the Company, together with a joint venture partner, acquired Villages of Baymeadows and Casa del Mar, two multi-family properties located in Jacksonville, Florida for an aggregate purchase price of $111,000,000 exclusive of acquisition and closing costs. For the purchase of these properties, the joint venture obtained bank financing of $88,800,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $2,187,085.
- On January 30, 2017, the Company, together with a joint venture partner, acquired Seasons, a multi-family property located in Laurel, Maryland for an aggregate purchase price of $187,250,000 exclusive of acquisition

and closing costs. For the purchase of this property, the joint venture obtained bank financing of $153,580,000. On the date of acquisition, the fair value of the non-controlling interest in the joint venture was $3,351,279.

Acquisition of Non-controlling Interest in Real Estate Joint Ventures

- On June 30, 2017, the Company paid $2,030,023 in cash consideration to acquire the 5% non-controlling limited partner interest in the Resort joint venture, which owns multi-family property with a total of 1,520 units located in Pembroke, Florida. The Company now owns all of the interests in the Resort joint venture and its underlying apartment community. As the Company consolidated the joint venture into its financial statements prior to this transaction, the transaction has been accounted for as an equity transaction. In accordance with GAAP, the Company recognized the $439,084 of consideration paid in excess of the non-controlling interest balance as a reduction of additional paid-in capital within the combined consolidated statements of changes in equity.

- On June 30, 2017, the Company paid $413,416 in cash consideration to acquire the 7% non-controlling limited partner interest in the Bartram Park joint venture, which owns multi-family property with a total of 323 units located in Jacksonville, Florida. The Company now owns all of the interests in the Bartram Park joint venture and its underlying apartment community. As the Company consolidated the joint venture into its financial statements prior to this transaction, the transaction has been accounted for as an equity transaction. In accordance with GAAP, the Company recognized the $40,418 of consideration paid in excess of the non-controlling interest balance as a reduction of additional paid-in capital within the combined consolidated statements of changes in equity.

- On June 30, 2017, the Company paid $188,244 in cash consideration to acquire the 7% non-controlling limited partner interest in the Atlantic Beach joint venture, which owns multi-family property with a total of 204 units located in Atlantic Beach, Florida. The Company now owns all of the interests in the Atlantic Beach joint venture and its underlying apartment community. As the Company consolidated the joint venture into its financial statements prior to this transaction, the transaction has been accounted for as an equity transaction. In accordance with GAAP, the Company recognized the $2,598 of consideration paid in excess of the non-controlling interest balance as a reduction of additional paid-in capital within the combined consolidated statements of changes in equity.

The below listed 2018 acquisitions have been accounted for as asset acquisitions, while the 2017 acquisitions have been accounted for as business combinations. The purchase price was allocated to the acquired assets and liabilities based on their estimated fair values at the date of acquisition. The Company allocated the purchase price, plus capitalized acquisition costs, of the properties acquired during 2018 and 2017 as follows:

Property	Land	Building	Improvements	FF&E	Lease Intangibles	Total Purchase Price
2018 Acquisitions:						
Steeplechase	$ 3,418,694	$ 37,894,167	$ 2,430,222	$ 998,855	$ 894,174	$ 45,636,112
Laurel Pointe	2,616,452	27,519,537	1,949,317	865,233	903,697	33,854,236
Bradford Ridge	1,495,759	9,865,644	795,616	392,504	315,549	12,865,072
Ashwood Ridge	1,396,696	7,646,172	499,566	244,668	232,058	10,019,160
Olentangy Commons	7,945,269	97,637,479	4,463,475	3,078,881	1,137,127	114,262,231
Villages of Wildwood	5,500,080	36,949,740	1,964,305	1,726,550	954,845	47,095,520
Falling Creek	3,182,739	19,996,811	439,720	1,476,205	583,775	25,679,250
Crown Pointe	16,133,196	87,170,476	2,734,961	1,772,091	2,560,946	110,371,670
Lorring Park	4,114,949	52,215,802	1,332,255	2,438,886	1,629,896	61,731,788
Total 2018:	**$ 45,803,834**	**$ 376,895,828**	**$ 16,609,437**	**$ 12,993,873**	**$ 9,212,067**	**$ 461,515,039**
2017 Acquisitions:						
Seasons	$ 31,584,720	$ 141,172,597	$ 4,873,936	$ 6,488,490	$ 3,130,257	$ 187,250,000
Villages of Baymeadows	11,550,923	73,946,082	4,620,369	3,278,646	2,303,980	95,700,000
Casa del Mar	1,650,205	12,427,468	346,339	529,695	346,293	15,300,000
Sutton Place	5,075,895	41,896,273	1,198,475	2,628,588	1,200,769	52,000,000
Silver Oaks	2,257,376	12,185,833	469,454	1,058,769	528,568	16,500,000
Total 2017:	**$ 52,119,119**	**$ 281,628,253**	**$ 11,508,573**	**$ 13,984,188**	**$ 7,509,867**	**$ 366,750,000**

The weighted average amortization period of acquired in-place leases was approximately 6 months and 7 months for the years ended December 31, 2018 and 2017, respectively.

Summarized information regarding properties sold during the years ended December 31, 2018 and 2017, is set forth in the table below:

Property	Disposition Date	Asset Type	Gross Sale Price	Gain on Sale
2018 Dispositions:				
Central Park	1/11/2018	Multifamily	$ 52,750,000	$ 19,761,152
St. Marin	2/22/2018	Multifamily	94,000,000	27,934,801
Matthews Reserve	8/29/2018	Multifamily	33,800,000	13,875,452
Amberly Place	10/12/2018	Multifamily	102,150,000	49,521,799
City West	11/15/2018	Multifamily	44,000,000	22,677,782
Island Club	12/14/2018	Multifamily	24,800,000	13,956,387
Total 2018:			**$ 351,500,000**	**$ 147,727,373**
2017 Dispositions:				
Bexley	1/18/17	Multifamily	$ 54,975,000	$ 28,424,279
Mission Gate	6/15/17	Multifamily	65,400,000	21,600,326
Plantations at Hillcrest	8/29/17	Multifamily	9,860,000	3,368,212
Total 2017:			**$ 130,235,000**	**$ 53,392,817**

4. Real Estate Assets

The Company's ownership interests in real estate properties range from 67% to 100% via either direct ownership or ownership of a property owning entity. Through its ownership interests, the Company controls and therefore consolidates the properties and property owning entities. The interest owned by the other joint venture partner is reflected as non-controlling interest in these combined consolidated financial statements.

The Company's real estate assets consisted of the following as of December 31, 2018 and 2017:

Property	Acquisition Date	Ownership Percentage	Asset Type	Location	Real Estate Assets, Net of Accumulated Depreciation 2018	Real Estate Assets, Net of Accumulated Depreciation 2017
Filet of Chicken	10/24/2012	100.0%	Industrial	Forest Park, GA	$ 4,707,023	$ 4,892,705
Amberly	1/17/2013	97.7%	Multifamily	Tampa, FL	—	52,566,337
Lofton Place	4/30/2013	93.2%	Multifamily	Tampa, FL	22,427,510	21,921,527
Arlington Park	5/8/2013	93.3%	Multifamily	Marietta, GA	12,538,144	12,764,967
The Resort	6/24/2013	100.0%	Multifamily	Pembroke Pines, FL	204,408,689	207,308,659
Cordova Regency	11/15/2013	99.3%	Multifamily	Pensacola, FL	11,959,762	12,080,283
Crestview at Oakleigh	11/15/2013	99.3%	Multifamily	Pensacola, FL	15,110,730	15,267,264
Inverness Lakes	11/15/2013	99.3%	Multifamily	Mobile, AL	25,349,426	25,272,831
Kings Mill	11/15/2013	99.3%	Multifamily	Pensacola, FL	17,665,502	17,866,529
Plantations at Pine Lake	11/15/2013	99.3%	Multifamily	Tallahassee, FL	15,687,356	15,669,691
Verandas at Rocky Ridge	11/15/2013	99.3%	Multifamily	Vestavia Hills, AL	13,419,318	13,170,791
Matthews Reserve	11/19/2013	90.0%	Multifamily	Matthews, NC	—	19,692,084
City West	11/19/2013	90.0%	Multifamily	Orlando, FL	—	20,439,848
Vinings Corner	11/19/2013	90.0%	Multifamily	Smyrna, GA	30,252,748	31,122,724
Central Park	11/19/2013	90.0%	Multifamily	Altamonte Springs, FL	—	32,125,940
St. Marin	11/19/2013	90.0%	Multifamily	Coppell, TX	—	65,269,141
Eastwood Village	12/12/2013	92.6%	Multifamily	Stockbridge, GA	22,150,639	22,311,630
Monterey Village	12/12/2013	92.6%	Multifamily	Jonesboro, GA	9,742,626	9,943,657
Hidden Creek	12/12/2013	92.6%	Multifamily	Morrow, GA	4,004,118	4,058,655
Meadow Springs	12/12/2013	92.6%	Multifamily	College Park, GA	10,792,548	11,020,760
Meadow View	12/12/2013	92.6%	Multifamily	College Park, GA	11,777,532	12,062,242
Peachtree Landing	12/12/2013	92.6%	Multifamily	Fairburn, GA	14,489,647	14,835,180
Indigo	12/31/2013	100.0%	Multifamily	Jacksonville, FL	31,463,541	32,180,749
Crestview at Cordova	1/17/2014	99.3%	Multifamily	Pensacola, FL	7,121,015	7,116,695
Island Club	1/31/2014	100.0%	Multifamily	Atlantic Beach, FL	—	10,984,632
Taco Bell, OK	6/4/2014	100.0%	Commercial	Yukon, OK	1,049,746	1,100,282
Taco Bell, MO	6/4/2014	100.0%	Commercial	Marshall, MO	1,296,357	1,355,280
Chesterfield	8/19/2014	85.0%	Self-Storage	Chesterfield, MI	4,637,282	4,812,905

National Property REIT Corp.
Notes to Combined Consolidated Financial Statements

Property	Acquisition Date	Ownership Percentage	Asset Type	Location	Real Estate Assets, Net of Accumulated Depreciation 2018	2017
Wyoming	8/19/2014	85.0%	Self-Storage	Wyoming, MI	4,019,356	4,156,299
Grand Rapids	8/19/2014	85.0%	Self-Storage	Grand Rapids, MI	5,868,365	6,089,700
Westland	8/28/2014	85.0%	Self-Storage	Westland, MI	4,007,927	4,127,365
State Street	8/28/2014	85.0%	Self-Storage	Ann Arbor, MI	3,541,615	3,675,310
Jackson	8/28/2014	85.0%	Self-Storage	Ann Arbor, MI	7,224,688	7,511,854
Kalamazoo	8/28/2014	85.0%	Self-Storage	Kalamazoo, MI	2,012,388	2,053,611
Canterbury	9/29/2014	92.5%	Multifamily	Fort Wayne, IN	64,659,982	68,673,075
Abbie Lakes	9/30/2014	79.1%	Multifamily	Canal Winchester, OH	11,373,400	11,811,398
Brooksedge	9/30/2014	79.1%	Multifamily	Reynoldsburg, OH	11,295,692	11,001,035
Reserve at Abbie Lakes	9/30/2014	79.1%	Multifamily	Canal Winchester, OH	25,897,491	25,234,473
Lakes Edge	9/30/2014	79.1%	Multifamily	Pickerington, OH	11,296,249	9,666,510
Sunbury Ridge	9/30/2014	79.1%	Multifamily	Columbus, OH	12,995,078	12,473,445
Stonebridge	9/30/2014	79.1%	Multifamily	Blacklick, OH	19,226,375	16,520,583
Jefferson Chase	9/30/2014	79.1%	Multifamily	Blacklick, OH	12,135,282	13,023,799
Lake Ridge	10/29/2014	79.1%	Multifamily	Hilliard, OH	6,810,090	7,153,500
Okemos	1/16/2015	85.0%	Self-Storage	Okemos, MI	5,802,658	6,046,456
Lansing West	1/16/2015	85.0%	Self-Storage	Lansing West, MI	1,411,813	1,460,419
Novi	1/16/2015	85.0%	Self-Storage	Novi, MI	5,442,779	5,622,397
Lake Orion	1/16/2015	85.0%	Self-Storage	Lake Orion, MI	5,724,872	5,846,264
Ypsilanti	1/16/2015	85.0%	Self-Storage	Ypsilanti, MI	3,005,813	3,074,576
Orchard Village	11/5/2015	89.0%	Multifamily	Aurora, IL	31,988,931	32,991,405
Sterling Crimson	9/28/2016	67.0%	Student Housing	Tuscaloosa, AL	47,531,964	48,783,585
Hawks Ridge	9/28/2016	67.0%	Student Housing	Iowa City, IA	29,397,291	31,176,466
Islander Village	9/28/2016	67.0%	Student Housing	Corpus Christi, TX	12,630,745	12,631,770
Campus Quarters	9/28/2016	67.0%	Student Housing	Corpus Christi, TX	16,187,705	16,996,536
District on Luther	9/28/2016	67.0%	Student Housing	College Station, TX	36,937,333	37,441,476
West 22	9/28/2016	67.0%	Student Housing	Kennesaw, GA	50,514,087	52,204,745
Legacy	9/28/2016	67.0%	Student Housing	Statesboro, GA	7,303,224	7,348,787
University Crossing	9/28/2016	67.0%	Student Housing	Manhattan, KS	20,751,413	21,771,161
Union Place	12/7/2016	85.0%	Multifamily	Franklin, MA	60,883,357	62,276,510
Seasons	1/30/2017	92.5%	Multifamily	Laurel, MD	178,751,956	183,241,930
Villages of Baymeadows	10/31/2017	92.5%	Multifamily	Jacksonville, FL	91,970,457	93,047,504
Casa del Mar	10/31/2017	92.5%	Multifamily	Jacksonville, FL	14,994,932	15,058,402
Silver Oaks	11/8/2017	92.5%	Multifamily	Southfield, MI	16,106,049	16,083,584
Sutton Place	11/8/2017	92.5%	Multifamily	Southfield, MI	49,999,371	50,834,341
Steeplechase	1/10/2018	92.5%	Multifamily	Largo, MD	44,087,491	—
Laurel Pointe	5/9/2018	69.2%	Multifamily	Forest Park, GA	31,930,021	—
Bradford Ridge	5/9/2018	69.2%	Multifamily	Forest Park, GA	12,204,323	—
Ashwood Ridge	9/21/2018	69.2%	Multifamily	Jonesboro, GA	9,700,116	—
Olentangy Commons	6/1/2018	92.5%	Multifamily	Columbus, OH	113,167,934	—
Villages of Wildwood	7/20/2018	92.5%	Multifamily	Fairfield, OH	47,002,097	—
Falling Creek	8/8/2018	90.0%	Multifamily	Richmond, VA	24,736,446	—
Crown Pointe	8/30/2018	20.0%	Multifamily	Danbury, CT	106,845,758	—
Lorring Park	10/30/2018	80.0%	Multifamily	Forestville, MD	59,969,092	—
Total net real estate assets					$ 1,832,195,185	$ 1,606,023,513

5. Lease Intangibles

Lease intangibles consist of the following:

	As of December 31, 2018			As of December 31, 2017		
	Lease Intangibles	Accumulated Amortization	Lease Intangibles, net	Lease Intangibles	Accumulated Amortization	Lease Intangibles, net
In-place leases	$ 55,716,988	$ (53,099,859)	$ 2,617,129	$ 49,192,424	$ (45,514,029)	$ 3,678,395
Above-market leases	—	—	—	106,002	(106,002)	—
Below-market leases	—	—	—	(527,848)	527,848	—
Tenant relationships	239,208	(39,689)	199,519	239,208	(33,253)	205,955
Deferred leasing costs	635,325	(218,634)	416,691	635,325	(180,122)	455,203
Total	**$ 56,591,521**	**$ (53,358,182)**	**$ 3,233,339**	**$ 49,645,111**	**$ (45,305,558)**	**$ 4,339,553**

Future amortization expense for the Company's lease intangibles is as follows: $2,218,374 (2019), $95,686 (2020), $95,686 (2021), $95,686 (2022), $95,686 (2023), and $632,221 (thereafter).

6. Real Estate Assets Held for Sale

As of December 31, 2018, the real estate assets held by the Vinings Corner property met the criteria to be classified as held for sale. The Company entered into a purchase and sale agreement with an unrelated third party on October 15, 2018. The sale closed on January 18, 2019, resulting in the recognition of a gain in the amount of $28,159,258.

Below is a summary of the major classes of real estate assets classified as held for sale:

Real Estate Assets Held for Sale	December 31, 2018	December 31, 2017
Land	$ 3,357,357	$ 6,140,942
Building and improvements	32,131,944	100,570,131
Furniture, fixtures, and equipment	1,494,666	2,359,724
Less: accumulated depreciation	(6,731,219)	(11,675,715)
Total net real estate assets held for sale	**$ 30,252,748**	**$ 97,395,082**

7. Unsecured Consumer Loans and Residual Interests in Securitizations

The Company purchased $106,476,634 and $520,691,146 aggregate principal of unsecured consumer loans from LendingClub and NBT during the year ended December 31, 2018 and 2017 respectively.

During the year ended December 31, 2018, the Company purchased a trust certificate in LendingClub Issuance Trust, Series 2016-NP1 ("LCIT 2016-NP1") with a fair value of $5,665,256 representing a 59.32% interest in LCIT 2016-NP1. We were not involved in the design or creation of the trust and our continuing involvement is typically passive in nature and does not provide us with the power to direct the activities that most significantly impact the economic performance of the securitization trust. As a result, we do not consolidate the Club 2017 Securitization trust, which we determined was a VIE, associated with this securitization.

During the year ended December 31, 2018, the Company purchased a trust certificate in LendingClub Issuance Trust, Series 2016-NP2 ("LCIT 2016-NP2") with a fair value of $10,458,276 representing a 72.60% interest in LCIT 2016-NP2. We were not involved in the design or creation of the trust and our continuing involvement is typically passive in nature and does not provide us with the power to direct the activities that most significantly impact the economic performance of the securitization trust. As a result, we do not consolidate the Club 2017 Securitization trust, which we determined was a VIE, associated with this securitization.

On March 21, 2018, the Company sold 28,474 of unsecured consumer loans (with a cost of $200,001,980 and accrued interest of $2,261,777) previously purchased from LendingClub to Consumer Loan Underlying Bond (CLUB) Depositor, LLC ("Club 2018-NP-1") for proceeds of $166,701,211 net of related transaction expenses, and a trust certificate with a fair value of $32,965,958 representing a 56.36% interest in the Club 2018-NP1. On the date of sale, the Company reversed the unrealized loss of $(334,812) and the accrued interest of $(2,261,777), recording realized losses of $(334,812). The Company acquired an additional residual interest in the securitization for $928,822, increasing the total interest in the Club 2018-NP1 to 57.95%.

On June 22, 2017, the Company sold 21,926 of its LendingClub loans with a total cost of $151,472,878 held in ACL III, ACL IV and ACL VI to the Consumer Loan Underlying Bond Grantor Trust 2017-NP1 ("CLUB 2017-

NP1") for proceeds of $153,266,941, net of related transactions expenses, and a trust certificate representing 42.71% interest in the CLUB 2017-NP1 trust series, realizing a gain of $1,794,063. On October 22, 2017, the Company purchased an additional 4.94% interest in the equity certificate of the CLUB 2017-NP1 trust series for $3,480,000.

The Company's portfolio of unsecured consumer loans consists of a large number of small balance homogeneous loans. As of December 31, 2018, the portfolio consisted of 42,206 loans having an average outstanding principal balance of $4,650 and a maximum balance of $50,000 at the time of origination. As of December 31, 2018, the unsecured consumer loans were issued with stated interest rates ranging from 4.0% to 36.0% with a weighted average interest rate of 23.8% based on outstanding principal of the unsecured consumer loans. As of December 31, 2017, the portfolio consisted of 105,315 loans having an average outstanding principal balance of $6,076 and maximum balance of $50,000. As of December 31, 2017, the unsecured consumer loans were issued with stated interest rates ranging from 4.0% to 36.0% with a weighted average interest rate of 24.8% based on outstanding principal of the unsecured consumer loans.

The ability of the borrowers of the unsecured consumer loans to repay the Company are affected by their continuing financial stability. The credit risk of the unsecured consumer loans and the residual interest in securitizations is considered to be higher than for secured loans.

The Lending Platforms classify the unsecured consumer loans into separately identified pools by rating ("Rating"), which indicates the expected level of risk associated with the loan. Each Rating corresponds to an estimated average annualized loss rate range as of the time the Rating is given. The estimated annual loss rate for each loan is based primarily on a proprietary custom risk model developed by each of the Lending Platforms using their respective historical data, borrower specific factors and Fair Isaac Corporation score ("FICO score") obtained from a credit reporting agency. As part of the Rating determination, the Lending Platforms also consider borrower specific factors such as, but not limited to, credit related inquiries in the last six months and debt-to-income ratio.

Ratings are not consistent between Lending Platforms; as such the Company stratifies its unsecured consumer loans into separately identified pools based on the FICO score obtained from a credit reporting agency and as provided by each Lending Platform at origination. The stratified pools are designated "Super Prime," "Prime" or "Near Prime," and defined as follows: Super Prime loans as loans to borrowers with a FICO score of 720 or greater, Prime Loans as loans to borrowers with a FICO score of between 660 and 719 and Near Prime loans as loans to borrowers with a FICO score of between 600 and 659.

The following table summarizes the Company's unsecured consumer loans held as of December 31, 2018:

Category	Outstanding Principal	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$ 14,681,433	$ 14,254,372	4.0% - 24.1%	12.5%
Prime	40,595,103	38,015,262	4.0% - 36.0%	17.2%
Near Prime	140,986,722	128,808,361	6.0% - 36.0%	26.8%
Total Loans	**$ 196,263,258**	**$ 181,077,995**		**23.8%**

The following table summarizes the unsecured consumer loans held as of December 31, 2017:

Category	Outstanding Principal	Fair Value	Interest Rate Range	Weighted Average Interest Rate*
Super Prime	$ 28,643,862	$ 27,730,473	4.0% - 30.0%	13.3%
Prime	90,104,451	85,268,067	4.0% - 36.0%	16.0%
Near Prime	521,138,923	483,149,470	6.0% - 36.0%	26.9%
Total Loans	**$ 639,887,236**	**$ 596,148,010**		**24.8%**

* *Based on outstanding principal of the unsecured consumer loans.*

The following table summarizes the delinquency status of the unsecured consumer loans:

	December 31, 2018			December 31, 2017		
Delinquency Status	Outstanding Principal	Fair Value	% of Total	Outstanding Principal	Fair Value	% of Total
Current	$ 169,202,967	$ 167,074,145	86.22 %	$ 573,760,325	$ 565,138,510	94.80 %
1 - 30 days	12,803,482	10,594,053	6.52 %	29,821,122	23,949,424	4.02 %
31 - 60 days	5,399,530	1,952,646	2.75 %	13,497,725	3,697,017	0.62 %
61 - 90 days	4,451,532	954,000	2.27 %	11,988,876	2,140,942	0.36 %
91 - 120 days	4,405,747	503,151	2.24 %	10,819,188	1,222,117	0.20 %
Total Loans	**$ 196,263,258**	**$ 181,077,995**	**100.00%**	**$ 639,887,236**	**$ 596,148,010**	**100.00%**

8. Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the price that we would receive upon selling an asset or pay to transfer a liability in an orderly transaction to an independent buyer in the principal or most advantageous market in which that financial instrument is transacted.

In all cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each investment.

Unsecured Consumer Loans, Residual Interests in Securitizations, and Revolving Credit Facilities at Fair Value

All of our financial instruments measured at fair value on a recurring basis were classified as Level 3 as of December 31, 2018 and 2017. We did not transfer any assets or liabilities in or out of Level 3 during the years ended December 31, 2018 and 2017. Transfers between levels, should they occur, will be recognized at the beginning of the quarter during which the asset or liability was transferred.

The unsecured consumer loans, residual interests in securitizations, and revolving credit facilities do not trade in an active market with readily observable prices. For the unsecured consumer loans and residual interests in securitizations, fair value is estimated by using a discounted cash flow methodology based upon significant unobservable inputs, such as loss adjusted discount rates and projected loss rates. The loss adjusted discount rates are used to discount the estimated future cash flows expected to be received from the underlying unsecured consumer loans, which includes both future principal and interest payments. The projected loss rates are based on the perceived credit risk inherent in each Rating of the unsecured loan portfolio. For the revolving credit facilities, fair value is estimated as the amount of the outstanding principal at the credit facilities as of December 31, 2018. See Notes 7 and 9 for details of the unsecured consumer loans.

The following table shows the fair value of our unsecured consumer loans, residual interest in securitizations, and revolving credit facilities disaggregated into the three levels of the ASC 820, *Fair Value Measurement* ("ASC 820") valuation hierarchy as of December 31, 2018.

	Level 1	Level 2	Level 3	Total
Assets				
Unsecured consumer loans	$ —	$ —	$ 181,077,995	$ 181,077,995
Residual interests in securitizations	—	—	63,160,648	63,160,648
Total investments at fair value	**$ —**	**$ —**	**$ 244,238,643**	**$ 244,238,643**
Liabilities				
Revolving credit facilities	$ —	$ —	$ 46,972,955	$ 46,972,955

The following table shows the fair value of our unsecured consumer loans and revolving credit facilities disaggregated into the three levels of the ASC 820 valuation hierarchy as of December 31, 2017.

	Level 1	Level 2	Level 3	Total
Assets				
Unsecured consumer loans	$ —	$ —	$ 596,148,010	$ 596,148,010
Residual interests in securitizations	—	—	33,689,314	33,689,314
Total investments at fair value	**$ —**	**$ —**	**$ 629,837,324**	**$ 629,837,324**
Liabilities				
Revolving credit facilities	$ —	$ —	$ 264,130,359	$ 264,130,359

Refer to Note 7 for details of the unsecured consumer loans.

The following table shows the aggregate changes in the fair value of our Level 3 unsecured consumer loans and residual interests in securitizations during the years ended December 31, 2018 and 2017.

	Unsecured Consumer Loans	Residual Interests in Securitizations
Fair Value at December 31, 2016	**$ 759,589,421**	**$ —**
Purchases	520,691,146	33,949,823
Sales	(153,266,941)	—
Principal payments	(407,993,257)	—
Proceeds from recoveries and sales of charged off loans	(10,683,136)	—
Accretion of residual interests	—	1,945,931
Carrying value before fair value adjustments	**$ 708,337,233**	**$ 35,895,754**
Fair value adjustments:		
Net increase in unrealized depreciation	(6,645,971)	(2,206,440)
Realized gain on sale into securitization	1,794,063	—
Charge offs	(118,020,451)	—
Recoveries	10,683,136	—
Fair value adjustments	**$ (112,189,223)**	**$ (2,206,440)**
Fair Value at December 31, 2017	**$ 596,148,010**	**$ 33,689,314**
Purchases	106,476,634	50,018,312
Sales	(199,667,169)	—
Principal payments	(261,888,655)	(24,280,221)
Proceeds from recoveries and sales of charged off loans	(12,855,452)	—
Accretion of residual interests	—	5,005,776
Carrying value before fair value adjustments	**$ 228,213,368**	**$ 64,433,181**
Fair value adjustments:		
Net decrease (increase) in unrealized depreciation	28,577,756	(1,272,533)
Realized loss on sale into securitization	(334,812)	—
Charge-offs	(88,233,769)	—
Recoveries	12,855,452	—
Fair value adjustments	**$ (47,135,373)**	**$ (1,272,533)**
Fair Value at December 31, 2018	**$ 181,077,995**	**$ 63,160,648**

For the year ended December 31, 2018, the net increase in unrealized depreciation on the unsecured consumer loans was $(10,279,606) for unsecured consumer loans still held as of December 31, 2018. For the year ended December 31, 2017, the net increase in unrealized depreciation on the unsecured consumer loans was $(47,413,109) for unsecured consumer loans still held as of December 31, 2017.

The unsecured consumer loans noted a net decrease in unrealized depreciation of $28,577,756 and a net increase in unrealized depreciation of $(6,645,971), for the years ended December 31, 2018 and 2017, respectively. The

residual interests in securitizations noted net increases in unrealized depreciation of $(1,272,533) and $(2,206,440) for the years ended December 31, 2018 and 2017, respectively. The unrealized depreciation which is part of the fair value adjustments included in net income (loss) on the combined consolidated statements of operations is primarily attributable to instrument-specific changes in estimated future credit losses (i.e. default losses). Pools of unsecured consumer loans, based on purchase month and Rating, that are projected to have higher future default losses than previously estimated have lower expected future cash flows over the remaining life, which reduces the estimated fair value. Conversely, the pools of unsecured consumer loans that are projected to have lower future default losses than previously estimated have higher expected future cash flows over the remaining life, which increases the estimated fair value. Changes in the unobservable inputs, such as loss adjusted discount rates and projected loss rates, may have a significant impact on the fair value of unsecured consumer loans.

The following table shows the aggregate changes in the fair value of our Level 3 revolving credit facilities during the years ended December 31, 2018 and 2017.

	Revolving Credit Facilities
Fair Value at December 31, 2016	**$ 217,579,369**
Borrowings	357,756,148
Principal payments	(311,205,158)
Carrying value before fair value adjustments	**$ 264,130,359**
Net change in fair value	—
Fair Value at December 31, 2017	**$ 264,130,359**
Borrowings	58,893,493
Principal payments	(276,050,897)
Carrying value before fair value adjustments	**$ 46,972,955**
Net change in fair value	—
Fair Value at December 31, 2018	**$ 46,972,955**

Financial Instruments Not Recorded at Fair Value

The fair values of the Company's assets and liabilities, which qualify as financial instruments, approximate the carrying amounts presented on the combined consolidated balance sheets, except for debt related to consolidated VIE and senior secured term loans, which have been presented in the table below:

	December 31, 2018		December 31, 2017	
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Liabilities				
Debt related to consolidated VIE	$ 9,798,386	$ 9,798,386	$ 87,198,587	$ 88,124,945
Senior secured term loans	$ 625,782,185	$ 638,553,250	$ 552,753,007	$ 553,079,958

The ranges of unobservable inputs used in the fair value measurement of our Level 3 financial instruments as of December 31, 2018 and 2017 were as follows:

December 31, 2018

Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input	Weighted Average	Range
Unsecured consumer loans	$ 181,077,995	Discounted cash flow	Loss-adjusted discounted rate	10.91%	3.00% - 13.63%
			Projected prepay rate	3.61%	0.00% - 24.08%
			Projected loss rate	2.64%	0.00% - 15.62%
			Recovery rate	9.34%	7.50% - 11.00%
Residual interests in securitizations	$ 63,160,648	Discounted cash flow	Forecasted prepay % of current balance	33.94%	12.58% - 46.29%
			Forecasted default % of current balance	16.73%	9.75% - 21.50%
			Severity	89.00%	89.00% - 89.00%
			Discount rate	13.00%	12.00% - 15.00%
Revolving credit facilities	$ 46,972,955	Par	Unsecured consumer loans collateral	—	—

December 31, 2017

Assets/Liabilities	Fair Value	Valuation Technique	Unobservable Input	Weighted Average	Range
Unsecured consumer loans	$596,148,010	Discounted cash flow	Loss-adjusted discounted rate	11.48%	3.00% - 14.50%
			Projected loss rate	7.82%	0.01% - 22.71%
			Recovery rate	9.48%	7.50% - 11.00%
Residual interests in securitizations	$33,689,314	Discounted cash flow	Cumulative prepay % of cutoff balance	20.84%	20.64% - 21.05%
			Cumulative default % of cutoff balance	22.34%	21.27% - 23.40%
			Severity	90.00%	90.00% - 90.00%
			Discount rate	14.01%	14.01% - 14.01%
Revolving credit facilities	$264,130,359	Yield analysis	Market yield	4.10%	1.90% - 7.30%

9. Variable Interest Entity

Special Purpose Entities ("SPEs") are entities designed to fulfill a specific limited need of the entity that organizes it and are often used to facilitate transactions that involve securitizing financial assets. The objective of such transactions may include obtaining non-recourse financing, obtaining liquidity or refinancing the underlying securitized financial assets on more favorable terms than available on such assets on an unsecuritized basis. Securitization involves transferring assets to a SPE to convert all or a portion of those assets into cash before they would have been realized in the normal course of business, through the SPEs issuance of debt or equity instruments. Investors in a VIE usually have recourse only to the assets in the SPE and, depending on the overall structure of the transaction, may benefit from various forms of credit enhancement, such as over-collateralization, priority with respect to receipt of cash flows relative to holders of other debt or equity instruments issued by the SPE, or additional credit enhancement provided by the subordination of mezzanine debt.

In determining the accounting treatment to be applied to securitization transactions, we evaluate whether the SPE used to facilitate the transaction was a VIE and, if so, whether it should be consolidated. The Company's variable

interests in VIE's includes debt and equity interests that arose from securitization activities. We determine whether we are the primary beneficiary of a VIE upon our initial involvement with the VIE and reassess such determination on an ongoing basis. Our determination of whether we are the primary beneficiary of a VIE is based upon the facts and circumstances for each VIE and requires significant judgment. Our considerations in determining the VIE's most significant activities and whether we have power to direct those activities include, but are not limited to, the VIE's purpose and design and the risks passed through to investors, the voting interests of the VIE, management, service and/or other agreements of the VIE, involvement in the VIE's initial design and the existence of explicit or implicit financial guarantees. In situations where we have determined that the power over a VIE's significant activities is shared, we assess whether we are the party with the power over the most significant activities. If we are the party with the power over the most significant activities, we meet the "power" criteria of the primary beneficiary. If we do not have the power over the most significant activities or we determine that decisions require consent of each sharing party, we do not meet the "power" criteria of being considered the primary beneficiary.

We assess our variable interests in a VIE both individually and in aggregate to determine whether we have an obligation to absorb losses of, or a right to receive benefits from, the VIE that could potentially be significant to the VIE. The determination of whether our variable interest is significant to the VIE requires significant judgment. In determining the significance of our variable interest, we consider the terms, characteristics and size of the variable interests, the design and characteristics of the VIE, our involvement in the VIE and our market-making activities related to the variable interests.

Through December 31, 2018, we completed one securitization transaction associated with our financing of unsecured consumer loans in which the Company was determined to be the primary beneficiary of the VIE. In creating the securitization vehicle, we were involved in the decisions made during the establishment and design of the entity and hold variable interests consisting of debt and equity securities retained that could potentially be significant to the securitized vehicle. The assets of the securitized vehicle deemed a VIE, consist of unsecured consumer loans, which are available for the benefit of the vehicle's beneficial interest holders. The creditors of the VIE do not have recourse to our general credit, and the assets of the VIE are not available to satisfy any other debt. We have not provided financial or other support during the years ended December 31, 2018 and 2017 to the VIE that was not previously contractually required to provide.

The following table summarizes the key details of the VIE we consolidated as of December 31, 2018:

		October 2016 Securitization
Name of securitization trust consolidated as a VIE		MH 2016-LC1
Principal value of unsecured consumer loans sold into the securitization trust	$	314,135,226
Current principal value of unsecured consumer loans in securitization trust	$	17,722,637
Face amount of Class A Note issued by the VIE and sold to a third-party investor[1]	$	204,187,000
Stated interest rate for Class A Note issued		4.19%
Face amount of Class B Note issued by the VIE and sold to a third-party investor[1]	$	39,266,000
Stated interest rate for Class B Note issued		6.15%
Face amount of Class C Note issued by the VIE and sold to the Company[2]	$	39,266,000
Stated interest rate for Class C Note issued		10.00%
Year of final contractual maturity of Class A, B, and C Notes		2022
Cash received upon sale of the Class A and B notes sold to third-party investor	$	243,441,829
Face/Par value of residual interest certificate received by the Company[2]	$	42,290,561
Cumulative gross securitization expenses incurred	$	4,615,830

(1) The Class A Notes will also benefit from the additional credit enhancement provided by the subordination of the Class B Notes and the Class C Notes and the Class B Notes also benefit from the additional credit enhancement provided by the subordination of the Class C Notes.

(2) Amount reflects 100% of the Class C Note the Company received, which is subordinate to and provides credit support for the sequential Class A and B notes sold to third-party investors. The Company retained the Class C Note until it was sold to a third-party investor on February 2, 2017, for cash proceeds of $39,723,448 net of related transaction expenses. The Class C Note and the associated interest expense was eliminated in consolidation with the associated trust for the period during which the Company held the security.

We consolidate the underlying trust associated with our MH 2016-LC1 Securitization. As a result, the notes that were sold to third-party investors is presented on our consolidated balance sheet as "Debt (net of debt issuance costs) related to consolidated VIE" and the unsecured consumer loans held by the trust that collateralize the securities issued by the trust are included as a component of "Unsecured consumer loans, at fair value" on our consolidated balance sheet. The third-party beneficial interest holders in the VIE have no recourse against us, except that we

may have an obligation to repurchase assets from the VIE in the event that we breach certain representations and warranties in relation to the unsecured consumer loans sold to the VIE. Other than the foregoing, we have no obligation to provide, nor have we provided, any other explicit or implicit support to this or any other VIE that we consolidate.

Future scheduled principal payments of the debt related to the consolidated VIE, based on expected cash flows of the securitized unsecured consumer loans, as adjusted for projected losses and prepayments on such loans, at December 31, 2018 were $9,798,386.

The table below reflects the assets and liabilities recorded in our consolidated balance sheet related to our consolidated VIEs as of the dates presented. The assets and liabilities in the tables below are presented prior to consolidation and thus a portion of these assets and liabilities are eliminated in consolidation. As of December 31, 2018 and 2017, the Company held all the equity interests of the VIE.

	December 31, 2018	December 31, 2017
Restricted cash and cash equivalents	$ 4,956,275	$ 11,181,297
Unsecured consumer loans at fair value	16,841,433	93,182,654
Due from LendingClub Corporation	179,529	1,098,778
Interest receivable	312,317	1,693,096
TOTAL ASSETS	**$ 22,289,554**	**$ 107,155,825**
Debt (net of debt issuance costs) related to consolidated VIE [(a)]	9,798,386	87,198,587
Accrued expenses	106,211	132,704
Interest payable	51,979	130,701
Servicing fee payable	14,555	74,602
TOTAL LIABILITIES	**$ 9,971,131**	**$ 87,536,594**

(a) Debt related to consolidated VIE includes a Class C Note with a maturity date of November 25, 2022, outstanding principal balance of $9,798,386, and interest rate of 10.00%. As of December 31, 2018 and 2017, $0 and $926,358, respectively, of unamortized debt issuance costs are recorded as a direct deduction to the debt.

The following table reflects the income and expense amounts recorded in our consolidated statements of operations related to our consolidated VIE for the periods presented:

	For the Years Ended	
	December 31, 2018	December 31, 2017
Interest income	$ 12,017,214	$ 43,322,359
Other income	212,404	177,589
Fair value adjustments	(7,586,884)	(35,403,039)
Gain on sale of interest in consolidated VIE	—	457,448
Total net revenues	**$ 4,642,734**	**$ 8,554,357**
Interest and credit facility expenses	4,991,623	12,555,034
Servicing, collection and upfront fees	835,952	2,186,989
Net loss	**$ (1,184,841)**	**$ (6,187,666)**

The following table reflects the amounts included on our consolidated statements of cash flows related to our consolidated VIEs for the periods presented:

	For the Years Ended	
	December 31, 2018	December 31, 2017
Cash Flows from Operating Activities:		
Net loss	$ (1,184,841)	$ (6,187,666)
Adjustments to reconcile net loss to net cash provided by operating activities:		
Fair value adjustments of unsecured consumer loans	7,586,884	35,403,039
Realized gain on sale of interest in consolidated VIE (Note 6)	—	(457,448)
Amortization of debt issuance costs - related to debt of the consolidated VIE	926,358	3,110,373
Changes in assets and liabilities:		
Decrease in interest receivable	1,380,779	2,708,061
(Decrease) increase in interest payable	(78,722)	49,947
(Decrease) increase in accrued expenses	(26,493)	48,350
(Decrease) in servicing fee payable	(60,047)	(129,036)
Net Cash Provided by Operating Activities	**8,543,918**	**34,545,620**
Cash Flows from Investing Activities:		
Principal payments received on unsecured consumer loans	65,517,749	136,085,839
Proceeds from recoveries and sales of charged off loans	3,234,163	2,970,952
Proceeds from sale of debt related to consolidated VIE	—	39,723,448
Decrease in due from LendingClub Corporation	919,249	717,693
Net Cash Provided by Investing Activities	**69,671,161**	**179,497,932**
Cash Flows from Financing Activities:		
Borrowings under debt related to consolidated VIE	—	—
Principal payments under debt related to consolidated VIE	(78,326,559)	(164,050,600)
Debt issuance costs	—	—
Member contributions	—	—
Member distributions	(6,113,542)	(58,407,878)
Net Cash Used in Financing Activities	**$ (84,440,101)**	**$ (222,458,478)**
Net decrease in cash, cash equivalents, and restricted cash	(6,225,022)	(8,414,926)
Cash, cash equivalents, and restricted cash, beginning of year	11,181,297	19,596,223
Cash, cash equivalents, and restricted cash, end of year	**$ 4,956,275**	**$ 11,181,297**
Supplemental Disclosures		
Cash paid for interest expense	$ 4,065,265	$ 9,427,435
Non-Cash Investing and Financing Activities:		
Increase in borrowings under debt related to consolidated VIE	$ —	$ 39,266,000

Residual Interests in Securitization

In securitizations structured as a sale, in which the Company is not considered a primary beneficiary, we have sold pools of loans to trusts in exchange for cash and certificates evidencing our residual ownership interests in the trusts and the transactions were accounted for as sales under GAAP.

Our maximum exposure to loss related to the Company's residual interests in the Club 2018 securitization and the Club 2017 securitization is calculated as the maximum potential charge that we would recognize in earnings if that investment were to become worthless.

The following table presents the carrying amounts and classification of the assets and liabilities recorded on our consolidated balance sheets related to our variable interests in unconsolidated VIEs and the associated maximum exposure to loss.

	December 31, 2018	December 31, 2017
Residual Interests in LCIT 2016-NP1, at Fair Value	$ 5,182,285	$ —
Residual Interests in LCIT 2016-NP1, at Amortized Cost	$ 5,330,943	$ —
Residual Interests in LCIT 2016-NP2, at Fair Value	$ 5,891,003	$ —
Residual Interests in LCIT 2016-NP2, at Amortized Cost	$ 6,148,313	$ —
Residual Interests in Club 2018-NP-1, at Fair Value	$ 37,101,320	$ —
Residual Interests in Club 2018-NP-1, at Amortized Cost	$ 37,907,950	$ —
Residual Interests in Club 2017-NP-1, at Fair Value	$ 14,986,040	$ 33,689,314
Residual Interests in Club 2017-NP-1, at Amortized Cost	$ 17,252,412	$ 35,895,754

10. Revolving Credit Facilities

The ACL III Subsidiaries Facility, the ACL IV Subsidiaries Facility, the ACL PS Facility, and the ACL VII Facility are collectively referred to as "Revolving Credit Facilities".

The Revolving Credit Facilities require us to hold unsecured consumer loans as collateral in order to borrow under the credit facilities. During the terms of the Revolving Credit Facilities, all principal and interest payments on the unsecured consumer loans held as collateral are used to pay facility expenses, interest expenses or applied to reduce the outstanding balance on the Revolving Credit Facilities. The remaining balance will become due upon maturity.

The Revolving Credit Facilities contain restrictions pertaining to the unsecured consumer loans considered as eligible collateral. Restrictions on eligible collateral include, but are not limited to, the maximum and minimum size, maximum interest rate, original term and credit score of the borrower related to the unsecured consumer loans. The Revolving Credit Facilities also contains certain requirements relating to the portfolio of loans and portfolio performance, including, but are not limited to, minimum FICO score of borrowers, average aggregate principal amount payable, maximum delinquencies and charge-offs, maximum leverage ratios, minimum interest coverage ratios, minimum annual net income, violations of which could result in the early termination of the Revolving Credit Facilities. Borrowings on the Revolving Credit Facilities are generally limited to 50.0% to 80.0% of the outstanding eligible principal balance of the portfolio of unsecured consumer loans. The ACL IV Subsidiaries Facility include portfolio excess concentration tests which if greater than specified concentration limits decrease the amount of eligible collateral. As of December 31, 2018 the Company was in compliance with the requirements of the Revolving Credit Facilities.

During the years ended December 31, 2018 and 2017, we accrued $93,746 and $3,368,677 respectively, of agent fees, unused line fees and debt issuance costs on the Revolving Credit Facilities, which are recorded as interest expense on the combined consolidated statements of operations.

The following table presents a summary of our Revolving Credit Facilities terms and payable as of December 31, 2018 and 2017:

	As of December 31, 2018		
Lender	Interest Rate	Unused Line Fee	Outstanding Principal
Texas Capital Bank[(1)]	1-Mo Libor + 3.00%	—%	$ 33,405,226
Macquarie	1-Mo Libor + 3.00%	—%	13,567,729
Total outstanding principal			**$ 46,972,955**

(1) Effective as of 6/6/2018 the Company can no longer increase borrowing under this agreement, is paying down the loan on a monthly basis, the interest rate was lowered to 1 month Libor + 3.00%. The unused line fee was eliminated.

	As of December 31, 2017		
Lender	Interest Rate	Unused Line Fee	Outstanding Principal
Texas Capital Bank	1-Mo Libor + 3.50%	0.25% - 0.375%	$ 63,666,892
Macquarie	1-Mo Libor + 3.00%	—%	61,833,665
Morgan Stanley	1-Mo Libor + 3.25% or 1-Mo Libor + 3.40%	0.10% - 0.60%	137,448,614
Pacific Western Bank	1-Mo Libor + 4.00%	0.35% - 0.50%	1,181,188
Total outstanding principal			**$264,130,359**

11. Mortgages Payable

The Company has outstanding mortgages payable that bear interest at either a fixed or variable rate. Each mortgage payable is secured by a respective real estate property and certain cash reserve accounts required by the borrowing agreements, which are included as restricted cash on the accompanying combined consolidated balance sheets. The following table presents a summary of our mortgages payable as of December 31, 2018 and 2017:

Mortgage Note	Interest Rate	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2018	Outstanding Principal 12/31/2017
Amberly - Loan 1 [(1)]	3.75%	2/1/2023	Interest Only	$ —	$ 39,600,000
Amberly - Loan 2 [(1)]	4.97%	2/1/2023	Interest Only	—	7,100,000
Lofton Place - Loan 1	3.97%	5/1/2023	Amortizing	16,798,806	16,965,000
Lofton Place - Loan 2	4.71%	5/1/2023	Amortizing	3,303,028	3,358,509
Arlington Park	4.08%	6/1/2023	Amortizing	9,570,355	9,650,000
The Resort - Loan 1	4.17%	7/1/2023	Amortizing	151,040,658	153,800,760
The Resort - Loan 2	4.80%	7/1/2023	Amortizing	23,261,394	23,653,982
Cordova Regency - Loan 1	4.55%	12/1/2023	Interest Only	9,026,000	9,026,000
Cordova Regency - Loan 2	4.61%	12/1/2023	Interest Only	2,349,000	2,349,000
Crestview at Oakleigh - Loan 1	4.55%	12/1/2023	Interest Only	11,488,000	11,488,000
Crestview at Oakleigh - Loan 2	4.61%	12/1/2023	Interest Only	2,357,000	2,357,000
Inverness Lakes - Loan 1	4.55%	12/1/2023	Interest Only	19,400,000	19,400,000
Inverness Lakes - Loan 2	4.61%	12/1/2023	Interest Only	5,300,000	5,300,000
Kings Mill - Loan 1	4.55%	12/1/2023	Interest Only	13,622,000	13,622,000
Kings Mill - Loan 2	4.61%	12/1/2023	Interest Only	3,928,000	3,928,000
Plantations at Pine Lake - Loan 1	4.55%	12/1/2023	Interest Only	11,817,000	11,817,000
Plantations at Pine Lake - Loan 2	4.61%	12/1/2023	Interest Only	2,275,000	2,275,000
Verandas at Rocky Ridge	4.55%	12/1/2023	Interest Only	10,205,000	10,205,000
Matthews Reserve - Loan 1 [(2)]	4.46%	12/1/2023	Interest Only	—	17,571,000
Matthews Reserve - Loan 2 [(2)]	5.61%	12/1/2023	Amortizing	—	2,347,260
City West - Loan 1 [(3)]	4.46%	12/1/2023	Interest Only	—	18,533,000
City West - Loan 2 [(3)]	5.59%	12/1/2023	Amortizing	—	4,728,309
Vinings Corner - Loan 1	4.46%	12/1/2023	Amortizing	26,223,866	26,640,000
Vinings Corner - Loan 2	5.50%	12/1/2023	Amortizing	6,171,466	6,261,011
Central Park - Loan 1 [(4)]	4.46%	12/1/2023	Interest Only	—	27,471,000
Central Park - Loan 2 [(4)]	5.55%	12/1/2023	Amortizing	—	2,322,156
St. Marin - Loan 1 [(5)]	4.46%	12/1/2023	Interest Only	—	53,863,000
St. Marin - Loan 2 [(5)]	5.53%	12/1/2023	Amortizing	—	8,520,289
Eastwood Village - Loan 1	4.60%	1/1/2024	Amortizing	19,193,889	19,509,315
Monterey Village - Loan 1	4.60%	1/1/2024	Amortizing	8,918,723	9,065,527
Hidden Creek - Loan 1	4.60%	1/1/2024	Amortizing	3,511,112	3,569,082
Meadow Springs - Loan 1	4.60%	1/1/2024	Amortizing	9,875,992	10,038,910
Meadow View - Loan 1	4.60%	1/1/2024	Amortizing	10,808,813	10,986,577
Peachtree Landing - Loan 1	4.60%	1/1/2024	Amortizing	13,169,716	13,386,104
Indigo	4.49%	7/1/2023	Amortizing	26,908,723	27,402,362
Crestview at Cordova - Loan 1	4.43%	12/1/2020	Amortizing	4,614,974	4,684,794
Crestview at Cordova - Loan 2	4.43%	12/1/2020	Amortizing	3,080,300	3,188,709

Mortgage Note	Interest Rate	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2018	Outstanding Principal 12/31/2017
Island Club - Loan 1 [6]	4.36%	1/1/2019	Amortizing	—	7,000,938
Island Club - Loan 2 [6]	5.14%	1/1/2019	Amortizing	—	1,526,032
Chesterfield	4.51%	9/6/2024	Interest Only	4,350,000	4,350,000
Wyoming	4.51%	9/6/2024	Interest Only	3,600,000	3,600,000
Grand Rapids	4.51%	9/6/2024	Interest Only	5,460,000	5,460,000
Westland	4.45%	9/6/2024	Interest Only	3,480,000	3,480,000
State Street	4.45%	9/6/2024	Interest Only	3,345,000	3,345,000
Jackson	4.45%	9/6/2024	Interest Only	6,695,000	6,695,000
Kalamazoo	4.45%	9/6/2024	Interest Only	1,775,000	1,775,000
Canterbury Green - Loan 1	4.21%	10/1/2024	Interest Only	65,825,000	65,825,000
Canterbury Green - Loan 2	5.13%	10/1/2024	Amortizing	8,157,479	8,283,996
Abbie Lakes	4.20%	10/1/2024	Interest Only	10,440,000	10,440,000
Brooksedge	4.20%	10/1/2024	Interest Only	11,000,000	11,000,000
Reserve at Abbie Lakes	4.20%	10/1/2024	Interest Only	20,142,000	20,142,000
Lakes Edge	4.20%	10/1/2024	Interest Only	10,080,000	10,080,000
Sunbury Ridge	4.20%	10/1/2024	Interest Only	10,480,000	10,480,000
Stonebridge	4.20%	10/1/2024	Interest Only	15,480,000	15,480,000
Jefferson Chase	4.20%	10/1/2024	Interest Only	12,240,000	12,240,000
Lake Ridge	4.11%	11/1/2024	Interest Only	8,040,000	8,040,000
Okemos	4.19%	3/6/2025	Interest Only	5,620,000	5,620,000
Lansing West	4.19%	3/6/2025	Interest Only	1,305,000	1,305,000
Novi	4.19%	3/6/2025	Interest Only	5,025,000	5,025,000
Lake Orion	4.19%	3/6/2025	Interest Only	5,225,000	5,225,000
Ypsilanti	4.19%	3/6/2025	Interest Only	2,630,000	2,630,000
Orchard Village	4.43%	12/1/2025	Interest Only	26,450,000	26,450,000
Sterling Crimson - Loan 1	4.20%	10/1/2026	Interest Only	41,250,000	41,250,000
Hawk's Ridge	4.20%	10/1/2026	Interest Only	24,825,000	24,825,000
Islander Village	4.20%	10/1/2026	Interest Only	10,800,000	10,800,000
Campus Quarters	4.20%	10/1/2026	Interest Only	14,175,000	14,175,000
District on Luther	4.20%	10/1/2026	Interest Only	32,058,000	32,058,000
West 22 - Loan 1	4.20%	10/1/2026	Interest Only	44,727,000	44,727,000
Legacy [8]	4.77%	1/1/2029	Interest Only	7,480,000	5,547,703
University Crossing [7]	4.91%	2/1/2020	Interest Only	15,415,189	17,487,362
Union Place	4.39%	1/1/2029	Interest Only	51,800,000	51,800,000
Eastwood Village - Loan 2	4.39%	1/1/2024	Amortizing	3,167,030	3,220,011
Monterey Village - Loan 2	4.39%	1/1/2024	Amortizing	1,960,312	1,993,107
Hidden Creek - Loan 2	4.39%	1/1/2024	Amortizing	1,145,851	1,165,019
Meadow Springs - Loan 2	4.39%	1/1/2024	Amortizing	2,931,290	2,980,328
Meadow View - Loan 2	4.39%	1/1/2024	Amortizing	2,053,063	2,087,408
Peachtree Landing - Loan 2	4.39%	1/1/2024	Amortizing	2,065,623	2,100,178
Seasons	4.59%	2/1/2029	Interest Only	153,580,000	153,580,000
Abbie Lakes - Loan 2	5.82%	10/1/2024	Interest Only	2,615,000	2,615,000
Brooksedge - Loan 2	5.82%	10/1/2024	Interest Only	2,502,000	2,502,000
Reserve at Abbie Lakes - Loan 2	5.82%	10/1/2024	Interest Only	3,114,000	3,114,000
Lakes Edge - Loan 2	5.84%	10/1/2024	Interest Only	4,400,000	4,400,000
Sunbury Ridge - Loan 2	5.83%	10/1/2024	Interest Only	3,635,000	3,635,000
Stonebridge - Loan 2	5.84%	10/1/2024	Interest Only	2,848,000	2,848,000
Jefferson Chase - Loan 2	5.82%	10/1/2024	Interest Only	4,960,000	4,960,000
Lake Ridge - Loan 2	5.82%	11/1/2024	Interest Only	1,560,000	1,560,000
7915 Baymeadows Circle Owner LLC	4.14%	11/1/2027	Interest Only	76,560,000	76,560,000
8025 Baymeadows Circle Owner LLC	4.14%	11/1/2027	Interest Only	12,240,000	12,240,000
23275 Riverside Drive Owner LLC	4.03%	12/1/2029	Interest Only	44,044,000	44,044,000
23741 Pond Road Owner LLC	4.03%	12/1/2029	Interest Only	14,185,000	14,185,000
150 Steeplechase Way Owner	4.07%	2/1/2028	Interest Only	36,668,000	—
West 22 - Loan 2	6.00%	10/1/2026	Amortizing	3,919,665	—
Sterling Crimson - Loan 2	6.04%	10/1/2026	Amortizing	1,859,209	—

Mortgage Note	Interest Rate	Maturity Date	Amortizing or Interest Only	Outstanding Principal 12/31/2018	Outstanding Principal 12/31/2017
Laurel Pointe Holdings, LLC	4.52%	6/1/2028	Interest Only	26,400,000	—
Bradford Ridge Holdings, LLC	4.54%	6/1/2028	Interest Only	10,000,000	—
Olentangy Commons Owner LLC	4.43%	6/1/2030	Interest Only	92,876,000	—
Villages of Wildwood Holdings LLC	4.46%	8/1/2030	Interest Only	39,525,000	—
Falling Creek Holdings LLC	4.52%	9/1/2030	Interest Only	19,335,000	—
Reserve at Abbie Lakes - Loan 3	5.88%	10/1/2024	Amortizing	5,713,344	—
Sunbury Ridge - Loan 3	5.94%	10/1/2024	Amortizing	1,244,418	—
Abbie Lakes - Loan 3	5.94%	10/1/2024	Amortizing	1,177,610	—
Brooksedge - Loan 3	5.90%	10/1/2024	Amortizing	2,432,937	—
Jefferson Chase - Loan 3	5.90%	10/1/2024	Amortizing	2,293,343	—
Lake Ridge - Loan 3	5.91%	11/1/2024	Amortizing	2,293,357	—
Crown Pointe Passthrough LLC	4.44%	9/1/2030	Interest Only	89,400,000	—
Canterbury Green - Loan 3	6.16%	10/1/2024	Amortizing	12,597,741	—
Ashwood Ridge Holdings LLC	4.68%	10/1/2028	Interest Only	7,300,000	—
Lorring Park Apts, LLC	4.83%	11/1/2030	Interest Only	47,680,000	—
Total outstanding principal				**$ 1,659,875,276**	**$ 1,453,940,738**
Less: unamortized discount and debt issuance costs				(12,223,842)	(10,414,151)
Total mortgages payable, net of unamortized discount and debt issuance costs				**$ 1,647,651,434**	**$ 1,443,526,587**

(1) Amberly Place was disposed of on October 12, 2018 (Note 3). The mortgage payable was extinguished at date of sale.
(2) Matthews Reserve was disposed of on August 30, 2018 (Note 3). The mortgage payable was extinguished at date of sale.
(3) City West was disposed of on November 15, 2018 (Note 3). The mortgage payable was extinguished at date of sale.
(4) Central Park was disposed of on January 11, 2018 (Note 3). The mortgage payable was extinguished at date of sale.
(5) St. Marin was disposed of on February 22, 2018 (Note 3). The mortgage payable was extinguished at date of sale.
(6) Island Club was disposed of on December 14, 2018 (Note 3). The mortgage payable was extinguished at date of sale.
(7) Interest at a variable rate indexed to the one month USD LIBOR interest rate, plus 240 basis points. Rate noted is as of December 31, 2018.
(8) During the year ended December 31, 2018, the Legacy loan was refinanced and was converted to a fixed interest rate of 4.77%. For the year ended December 31, 2017, Legacy Interest was at a variable rate indexed to the one month USD LIBOR interest rate, plus 240 basis points.

On December 14, 2018, in connection with the sale of the Island Club property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $8,372,852. As a result, the Company recognized a loss on early extinguishment of debt of $253,114, which is included within interest expense on the combined consolidated statements of operations.

On November 15, 2018, in connection with the sale of the City West property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $22,965,349. As a result, the Company recognized a loss on early extinguishment of debt of $1,793,873, which is included within interest expense on the combined consolidated statements of operations.

On October 12, 2018, in connection with the sale of the Amberly Place property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $46,227,804. As a result, the Company recognized a loss on early extinguishment of debt of $2,114,967, which is included within interest expense on the combined consolidated statements of operations.

On August 30, 2018, in connection with the sale of the Matthews Reserve property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $19,738,402. As a result, the Company recognized a loss on early extinguishment of debt of $1,879,410, which is included within interest expense on the combined consolidated statements of operations.

On February 22, 2018, in connection with the sale of the St. Marin property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $62,309,441. As a result, the Company recognized a loss on early extinguishment of debt of $294,656, which is included within interest expense on the combined consolidated statements of operations.

On January 11, 2018, in connection with the sale of the Central Park property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $29,793,156. As a result, the Company recognized a loss on early extinguishment of debt of $3,681,326, which is included within interest expense on the combined consolidated statements of operations.

On August 29, 2017, in connection with the sale of the Plantation at Hillcrest property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $4,769,699. As a result, the Company recognized a loss on early extinguishment of debt of $421,555, which is included within interest expense on the combined consolidated statements of operations.

On June 15, 2017, in connection with the sale of the Mission Gate property, as described in Note 3, *Recent Real Estate Transactions*, the associated outstanding mortgage balance in the amount of $41,715,014 was assumed by the acquirer. As a result, the Company recognized a loss on early extinguishment of debt of $240,968, which is included within interest expense on the combined consolidated statements of operations.

On January 18, 2017, in connection with the sale of the Bexley property, as described in Note 3, *Recent Real Estate Transactions*, the Company utilized sale proceeds to repay the associated outstanding mortgage balance in the amount of $32,429,255. As a result, the Company recognized a loss on early extinguishment of debt of $4,685,165, which is included within interest expense on the combined consolidated statements of operations.

Future scheduled principal payments of mortgage payable are as follows: $8,818,832 (2019), $35,508,555 (2020), $14,055,628 (2021), $17,512,663 (2022), $340,951,284 (2023), and $1,243,028,314 (thereafter).

12. Income Taxes

Income taxes consisted of the following for the years ended:

	December 31, 2018	December 31, 2017
Current federal tax benefit	$ —	$ —
Current state tax expense	(31,936)	(198,777)
Net deferred federal tax expense	—	—
Net deferred state tax expense	—	—
Income tax expense	**$ (31,936)**	**$ (198,777)**

Income tax expense for the years ended December 31, 2018 and 2017 differs from the amount determined by applying the statutory federal rate of 21.0% and 34.0%, respectively, to income (loss) before income tax expense generated by the Company's taxable REIT subsidiaries as follows:

	December 31, 2018		December 31, 2017	
	Amount	Rate	Amount	Rate
Income tax (expense) benefit at federal tax rate	**$ (2,407,491)**	**(21.0)%**	**$ 4,988,886**	**(34.0)%**
Change in valuation allowance	399,050	3.5 %	(137,586)	1.0 %
Tax benefit from fair value adjustment prior to sale to affiliate	624,097	5.4 %	4,094,379	(27.9)%
Income (loss) not subject to entity level tax	1,377,637	12.0 %	(4,392,399)	29.9 %
State income taxes, net of federal tax effect	(25,229)	(0.2)%	(131,194)	0.9 %
Change in federal tax rate	—	— %	(4,620,863)	31.5 %
Income tax expense	**$ (31,936)**	**(0.3)%**	**$ (198,777)**	**1.4 %**

Deferred tax assets consist of the following:

	December 31, 2018	December 31, 2017
Deferred federal tax benefit	$ 6,905,671	$ 7,464,471
Deferred state tax benefit	1,027,262	867,512
Total deferred tax assets	**$ 7,932,933**	**$ 8,331,983**
Valuation allowance	(7,932,933)	(8,331,983)
Deferred tax assets after valuation allowance	**$ —**	**$ —**

The tax effected cumulative temporary differences that give rise to the deferred tax assets as of December 31, 2018 and 2017 are the debt issuance costs on the revolving credit facilities, interest income on delinquent loans which are not charged off and the federal and state net operating losses from prior periods. Deferred tax assets are recognized subject to our judgment that realization is more likely than not. As of December 31, 2018 and 2017, the Company provided a full allowance on the deferred tax assets as it is more likely than not that these assets will not result in future tax benefits.

ASC 740, Income Taxes ("ASC 740") provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax

positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current year. As of December 31, 2018 and 2017, we did not have a liability for any unrecognized tax benefits. Management's determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an ongoing analysis of tax laws, regulations and interpretations thereof. We file tax returns for U.S. Federal, various states and foreign jurisdictions. The statute of limitation is open for all jurisdictions for tax years beginning in 2015.

The Company's policy is to classify interest and penalties on tax positions, if any, as expenses. For the years ended December 31, 2018 and 2017, no interest and penalties have been accrued.

13. Equity

As of December 31, 2018 and 2017, the Company authorized 100,000,000 common shares, par value $0.001. NPH is the Company's sole common stockholder. As of December 31, 2018 and 2017, the Company paid an aggregate of $687,735,264 and $452,273,635 of dividends on common shares, respectively.

As of December 31, 2018 and 2017, the Company had 125 shares outstanding in connection with a private placement of 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.001 per share (Series A Preferred Stock), respectively. In general, holders of Series A Preferred Stock are entitled to receive cumulative dividends semiannually at a per annum rate equal to 12.5% of the total purchase price of $1,000 per share plus accumulated and unpaid dividends. The Series A Preferred Stock is redeemable by the Company for $1,000 per share plus accumulated and unpaid dividends. Upon liquidation and dissolution of the Company, the holders of the Series A Preferred Stock are entitled to a liquidation preference in the amount of the share's purchase price, plus all accumulated and unpaid dividends. Series A Preferred Stock are not convertible or exchangeable for any other property or securities of the Company. As of December 31, 2018 and 2017, the Company paid an aggregate of $204,249 and $188,624 of dividends on Series A preferred shares, respectively.

14. Related Party Transactions

On December 31, 2013, the Company entered into a management assistance agreement with Prospect Administration LLC ("Prospect") to provide significant managerial assistance to the Company on behalf of PSEC. On January 1, 2018, the management assistance agreement was amended to increase the annual fee from $1,300,000 to $2,100,000.

In accordance with the Investment Company Act of 1940, PSEC must make available "significant managerial assistance" to the Company. Prospect provides assistance with significant guidance and counsel concerning the management, operations, and business objectives and policies to the Company. Services may include arranging financing, managing relationships with financing sources, restructuring existing debt and evaluating acquisition and divestiture opportunities. Prospect also exercises a controlling influence over the policies of the Company. On a quarterly basis, the Company pays a managerial assistance fee to Prospect for time and effort in assisting and providing commercial and mezzanine lending, investment banking, and private equity investing services. The Company incurred managerial assistance fees of $2,100,000 and $1,300,000, respectively, for the years ended December 31, 2018 and 2017, which are included in management fees in the accompanying combined consolidated statements of operations.

On a quarterly basis, the Company pays Prospect for professional services provided related to legal counsel, taxation, and general accounting. For the years ended December 31, 2018 and 2017, the Company incurred professional service fees of $439,135 and $1,735,894, respectively, which is included in general and administrative expenses in the accompanying combined consolidated statements of operations. As of December 31, 2018 and 2017, $141,159 and $122,179, respectively, is due to Prospect and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

As of December 31, 2018, $1,431 and $51,554 is due to Prospect Capital Management ("PCM") and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

As of December 31, 2017, $11,477 and $19,707 is due to Prospect Capital Management ("PCM") and PSEC, respectively, for reimbursement of expenses paid on behalf of the Company and is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

The Company generally incurs a 2% to 3% structuring fee for the PSEC equity portion of each acquired property. The structuring fee is paid to PSEC for structuring and providing guidance for each purchase transaction. For the years ended December 31, 2018 and 2017, the Company incurred structuring fees of $1,899,547 and $1,883,103, respectively.

On February 9, 2016, the Company entered into an Amended and Restated Services Agreement with First Financial Partners, Inc. ("FFP"), whose principal and sole owner is Mr. Stock, a director of the Company, regarding the Company's engagement of FFP as an independent contractor to provide transaction and execution services. For the year ended December 31, 2018 and 2017, the Company incurred professional service fees and related expenses of $0 and $20,000, which is included in general and administrative expenses in the accompanying combined consolidated statements of operations.

The Company also entered into property management agreements with the non-controlling interest joint venture partners to manage the operations of the properties. The Company pays a monthly management fee of 2% - 6% of the gross monthly rents to the property managers. For the years ended December 31, 2018 and 2017, property management fees were $7,327,679 and $7,176,724, respectively, and are included in management fees in the combined consolidated statement of operations.

The Company also pays a monthly asset management fee up to 1.25% of the gross monthly rents to the property managers. For the years ended December 31, 2018 and 2017, asset management fees were $1,728,477 and $927,961, respectively. These amounts are included in the management fee line item in the accompanying combined consolidated statements of operations.

As of December 31, 2018 and 2017, $1,824,262 and $721,003 of management fees and asset management fees, respectively, were payable to property managers, and is included in due to affiliates in the accompanying combined consolidated balance sheets.

The property management agreements also stipulate that a construction management fee of 4% - 6% of project cost is to be paid to the property managers. For the years ended December 31, 2018 and 2017, capitalized construction management fees were $1,328,612 and $812,899, respectively, and is included within building and improvements in the accompanying combined consolidated balance sheets.

The Company generally incurs an acquisition fee from 0.5% to 1% of the purchase price of each acquired property. The acquisition fee is paid to the Property Managers for services rendered in connection with the investigation, selection, sourcing, due diligence and acquisition of a property or investment. For the years ended December 31, 2018 and 2017, the Company incurred acquisition fees of $2,126,500 and $2,567,250, respectively. The amount related to the year ended December 31, 2018 has been capitalized and included in real estate assets in the accompanying combined consolidated balance sheet. The amount related to the year ended December 31, 2017 is included in acquisition costs in the accompanying combined consolidated statements of operations.

In connection with the acquisitions of several properties during the year ended December 31, 2018, the Company has retained a portion of the non-controlling joint venture partners' acquisition fees as deferred acquisition fees. These deferred acquisition fees are earned by and payable to the non-controlling joint venture partner upon reaching certain performance measures. During year ended 2018 and 2017, respectively, $1,494,000 and $0 were paid to the non-controlling joint venture partners. As of December 31, 2018, $3,383,000 of deferred acquisition fees were retained by the Company and included within due to affiliates on the combined consolidated balance sheets. As of December 31, 2018, $3,076,785 of deferred acquisition fees retained by the Company is included within restricted cash on the combined consolidated balance sheets.

In connection with the acquisitions of several properties during the year ended December 31, 2017, the Company has retained a portion of the non-controlling joint venture partners' acquisition fees as deferred acquisition fees. These deferred acquisition fees are earned by and payable to the non-controlling joint venture partner upon reaching certain performance measures. No performance measures have been met as of December 31, 2017. As of December 31, 2017, $4,141,000 of deferred acquisition fees were retained by the Company and included within due to affiliates on the combined consolidated balance sheets. As of December 31, 2017, $3,691,000 of deferred acquisition fees retained by the Company is included within restricted cash on the combined consolidated balance sheets.

The Company noted that certain expenses are paid for by the property managers and have yet to be reimbursed. As of December 31, 2018 and 2017, unreimbursed advances and other amounts due to related parties were $823,288 and $136,307, respectively, and are recorded by the Company as due to affiliates on the combined consolidated balance sheets.

15. Senior Secured Term Loans - Related Party

NPRC Credit Agreement

On April 1, 2014, the Company entered into a credit agreement (the "Credit Agreement") with PSEC in the form of a senior secured term loan. On December 31, 2018, the Company refinanced and amended the Credit Agreement. The Credit Agreement consists of a senior secured term loan A ("TLA") and senior secured term loan B ("TLB"), collectively referred to as the "Term Loans". The refinancing resulted in an increase in the outstanding Term Loans from $498,202,638 to $638,553,250.

The amendment increased the interest rate floor, reduced the interest rate margins, extended the maturity dates, and replaced Net Operating Income Interest with Residual Profit Interest. The additional borrowings of $140,350,612 was used as an equity distribution to NPH. The maturity date of the senior secured term loans under the amended Credit Agreement is December 31, 2023. As of December 31, 2018 and 2017, the total commitment was $1,250,000,000 and $1,500,000,000, respectively.

The Credit Agreement refinancing resulted in $12,771,065 of structuring fees, which was capitalized as a direct offset to the Term Loan balance on the combined consolidated balance sheets. For the years ended December 31, 2018 and 2017, the Company also incurred $39,384 and $459,158 of structuring fees for borrowings under the senior secured term loans, respectively. The structuring fees are deferred and amortized over the life of the senior secured term loan. For the years ended December 31, 2018 and 2017, $541,055 and $1,399,491 were amortized and recorded within interest expense on the combined consolidated statements of operations, respectively.

The Credit Agreement does not require payments on the outstanding principal until maturity, with prepayments allowed but subject to a prepayment penalty. During the year ended December 31, 2017, the Company has voluntarily pre-paid in aggregate $23,750,000 of the Term Loan A commitment under the Credit Agreement. As a result, the Company recognized a prepayment premium of $237,500, which is included within interest expense on the combined consolidated statements of operations.

Upon restructuring, the Residual Profit Interest replaced the Net Operating Income Interest whereby the Company incurred net operating income interest equivalent to 500 basis points of the net operating income earned during the applicable period. The Company is required to make payments for Residual Profit Interest equivalent to 25% of the Residual Profit earned during the applicable period. The Company determines the Residual Profit as all Gross Receipts received by the Company less the sum of Operating Expenses, interest expense, structuring fees, M&A fees, and cost basis in connection to the sale of any real estate property during the applicable period.

Cash interest and residual profit interest are payable in cash quarterly. PIK interest due quarterly is added to the outstanding principal balance of the loan or paid in cash, in whole or in part, at the option of the Company.

ACL Credit Agreement

On June 30, 2014, ACLLH, a wholly owned subsidiary of the Company, entered into a credit agreement with PSEC in the form of a senior secured term loan. On December 15, 2015, ACLL, a wholly owned subsidiary of the Company entered into a credit agreement (collectively referred to as the "ACL Credit Agreement") with PSEC in the form of senior secured term loan.

During the year ended December 31, 2018, the Company made non-cash contributions of $111,851,664 to NMF through a transfer and assignment from ACLLH to the Company of senior secured term loans with PSEC having an aggregate outstanding principal amount of $111,851,664. The outstanding principal balance was repaid in full.

During the year ended December 31, 2017, the Company made non-cash contributions of $73,558,293 to NMF through a transfer and assignment from ACLLH to the Company of senior secured term loans with PSEC having an aggregate outstanding principal amount of $73,558,293.

Upon the Company's refinancing of the Credit Agreement on December 31, 2018, the ACL Credit Agreement was terminated.

Following tables present a summary of our senior secured term loan terms and payable as of December 31, 2018 and 2017:

	As of December 31, 2018		
Senior Secured Term Loan	Cash Rate (1)	PIK Rate	Outstanding Principal
Term Loan A	3-Mo Libor + 3.50%	5.00%	$433,553,250
Term Loan B	3-Mo Libor + 2.00%	5.50%	205,000,000
Total outstanding principal			**$638,553,250**
Less: unamortized debt issuance costs			(12,771,065)
Total senior secured term loans, net of debt issuance costs			**$625,782,185**

(1) Rates are accrued at minimum LIBOR floor of 300 basis points

	As of December 31, 2017		
Senior Secured Term Loan	Cash Rate (1)	PIK Rate	Outstanding Principal
Term Loan A	1-Mo Libor + 4.00%	10.50%	$293,202,638
Term Loan E	1-Mo Libor + 9.00%	5.00%	113,239,760
Term Loan C (ACLLH)	1-Mo Libor + 9.00%	5.00%	14,273,602
Term Loan C (ACLL)	1-Mo Libor + 9.00%	5.00%	132,578,062
Total outstanding principal			**$553,294,062**
Less: unamortized debt issuance costs			(541,055)
Total senior secured term loans, net of debt issuance costs			**$552,753,007**

(1) Rates are accrued at minimum LIBOR floor of 200 basis points

For the year ended December 31, 2018, the Company incurred $47,579,438, $36,296,683, and $7,070,522 of cash interest, PIK interest, and net operating income interest, respectively. For the year ended December 31, 2018, a total of $36,600,419 of PIK interest was paid in cash on the senior secured term loans. As of December 31, 2018, $935 of cash interest, $0 of PIK interest and $655,958 of net operating income interest is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

For the year ended December 31, 2017, the Company incurred $50,045,938, $37,922,021, and $6,279,251 of cash interest, PIK interest, and net operating income interest, respectively. For the year ended December 31, 2017, a total of $36,842,136 of PIK interest was paid in cash on the senior secured term loans. As of December 31, 2017, $446,209 of cash interest, $303,736 of PIK interest and $582,483 of net operating income interest is recorded by the Company as due to affiliates on the combined consolidated balance sheets.

16. Commitments and Contingencies

The Company believes that it has complied with the requirements of the mortgage payable by obtaining the requisite third party insurance coverage for losses that may be incurred at the properties. Losses for amounts below the threshold of the deductible amounts specified in certain of the Company's insurance policies are self-insured; however, management does not believe that this exposure will have a material adverse effect on the Company's combined consolidated financial position or results of operations.

Periodically, the Company may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of the business. The Company does not believe that there are any proceedings threatened or pending, if determined adversely, that would have a material adverse effect on the financial position, results of operations, or liquidity of the Company.

17. Subsequent Events

In January 2019, Cobb County ("County") initiated condemnation actions to acquire by eminent domain 70 units of the Arlington Park at Wildwood Apartments property for the purpose of constructing a road. The County filed motions for immediate possession of the units with the court, so that the County could move forward with construction. Compensation of $10,351,000 has been received from the County based upon the County's initial appraisal. The Company has paid off the remaining portion of the Company's existing property loan principal and interest payable balances of $9,557,465 and $34,404, respectively, with the compensation received from the County. The Company is currently in the process of undergoing a third party appraisal with the goal of increasing the amount of compensation from the County.

On January 9, 2019, the Company, together with a joint venture partner, acquired a multi-family property located in Beachwood, Ohio for an aggregate purchase price of $96,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $79,520,000.

On January 18, 2019, the Company sold the Vinings Corner property to an unaffiliated third party for a gross sales price of $59,100,000. The Company recognized a gain of $28,159,258 in connection with the sale.

On January 28, 2019, NMF terminated its credit facility agreement with Morgan Stanley.

On March 27, 2019, NMF distributed $38,441,042 to the Company, which was used to pay down the TLB.

On March 27, 2019 NMF amended and restated its credit facility agreement with Texas Capital Bank, in which GIFS Capital Company, LLC and Credit Suisse AG, Cayman Islands Branch, sold and assigned all of their respective interests in the loan to Texas Capital Bank.

On March 28, 2019, the Company's Board of Directors approved and authorized a dividend to the sole common stockholder in the amount of $1,000,000, which was was paid in cash.

On May 21, 2019, the Company sold the Lofton Place property to an unaffiliated third party for a gross sales price of $43,150,000. The Company recognized a gain of $19,819,136 in connection with the sale.

On June 21, 2019, NMF terminated its credit facility agreement with Macquarie.

On June 28, 2019, the Company sold the South Atlanta portfolio to an unaffiliated third party for a gross sales price of $164,000,000. The Company recognized a gain of $82,165,579 in connection with the sale.

On June 28, 2019, the Company, together with a joint venture partner, acquired a multi-family property located in Orlando, Florida for an aggregate purchase price of $26,500,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $21,200,000.

On July 9, 2019, NMF fully paid off the outstanding revolving credit facility loan with Texas Capital Bank.

On July 12, 2019, the Company entered into a purchase and sale agreement with an unaffiliated third party to sell Indigo for a gross sales price of $57,750,000.

On July 24, 2019, the Company entered into a purchase and sale agreement with an unaffiliated third party to sell The Resort for a gross sales price of $322,000,000.

On July 30, 2019, the Company, together with a joint venture partner, acquired a multi-family property located in Atlanta, Georgia for an aggregate purchase price of $96,000,000 exclusive of acquisition and closing costs. For the purchase of this property, the joint venture obtained bank financing of $79,104,000.

The Company has evaluated subsequent events through August 1, 2019, the date of which these financial statements were available to be issued, and has determined that, except for the above, there have not been any additional events that have occurred that would require adjustments to, or disclosures in, the combined consolidated financial statements.